AGREEMENT AND PLAN OF MERGER

by and among

NUVOTEC USA, INC.

(the “Company”),

PACIFIC ECOSOLUTIONS, INC.

(“PEcoS”),

PERMA-FIX ENVIRONMENTAL SERVICES, INC.,

(“Parent”)

and

PESI TRANSITORY, INC.

(“Merger Sub”)

TABLE OF CONTENTS AND LIST OF EXHIBITS AND SCHEDULES

Page

1. The Merger	1
1.1 The Company at Closing	2
1.2 Effect of the Merger	2
1.3 Surviving Company	3
1.3.1 Articles of Incorporation	3
1.3.2 Bylaws	3
1.3.3 Board of Directors	3
1.3.4 PEcoS	3
1.3.5 Officers	4
1.3.6 Board of Directors of the Company and PEcoS	4

1.4 Conversion of Shares	4
1.4.1 Capital Stock of Merger Sub	4
1.4.2 Conversion of Company Common Stock	4
1.4.3 Exchange of Company Certificates	5
1.4.3.1 Exchange of Company Certificates by Those Company Stockholders That Are Not Accredited Investor	5
1.4.3.2 Exchange of Company Certificates by Accredited Investors	6
1.4.4 Cancellation of Company Common Stock	7
1.4.5 Company Stock Options, Company Warrants and Other Rights to Receive Company Common Stock	7
1.4.6 Cancellation of Treasury Shares	7
1.4.7 Escheat	8

1.5 Consideration	8
1.5.1 Payment and Allocation of Amount of Purchase Price Payable to Unaccredited Stockholders	14
1.5.2 Payment and Allocation of the Amount of Purchase Price Payable to Accredited Stockholders Pursuant to Paragraphs 1.5(ii)(a) and (b)	15
1.5.3 Determination and Payment of Earn-Out Amount	15
1.5.3.1 Earn-Out Amount	15
1.5.3.2 Calculation of Earn-Out Amount for a Fiscal Year	17

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1.5.3.3 Operation of the Parent, PEcoS and the Parent’s Nuclear Business	18
1.5.3.4 Tax Treatment	18
1.5.3.5 Resolution of Disputes	18
1.5.3.6 No Other Representations, Warranties or Commitments	19
1.5.3.7 Payment and Allocation of Earn-Out Amount	19
1.5.3.8 Earn-Out Amount Limitations	20
1.5.3.9 Other Representations and Covenants Regarding the Earn-Out Amount	20
1.5.4 Adjustment to Purchase Price	20
1.5.5 Intentionally Omitted	22
1.5.6 Paying Agent Agreement	22

1.6 Further Assurances	23

2. Appraisal Rights	23

3. Closing	23

4. Escrow; Payment of Shareholder Debt	24
4.1 Escrow	24
4.1.1 Escrow Agreement Representative	24
4.2 Shareholder Debt	24

5. Withholding; Purchase of Parent Common Stock	25
5.1 Required Withholding	25

6. Intentionally Omitted	25

7. Representations and Warranties of the Company	25
7.1 Organization and Qualification	25
7.1.1 Authority	25
7.1.2 Certification	26
7.1.3 Minute Books	26
7.1.4 Ledger	26
7.2 Subsidiaries	26
7.3 Capitalization	27
7.3.1 Company Capital Stock	27
7.3.2 PEcoS Capital Stock	27
7.3.3 Company Stock Options and Company Warrants	27

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7.3.4 PEcoS Options and Warrants	28
7.3.5 Other Rights Respecting Stock	28
7.4 Authority Relative to this Agreement	29
7.5 No Conflict	29
7.6 Required Filings and Consents	29
7.7 Compliance	30
7.8 Financial Statements	30
7.8.1 Audited Financials	30
7.9 Books and Records	30
7.10 Receivables	30
7.11 Aggregate Liabilities	31
7.12 No Undisclosed Liabilities	31
7.13 Absence of Certain Changes or Events	31
7.14 Litigation	32
7.15 Obligations to Employees	32
7.16 Labor Matters	33
7.17 Restrictions on Business Activities	33
7.18 Title to Property	34
7.18.1 Real Property	34
7.18.2 Leases	34
7.18.3 Personal Property	34
7.19 Taxes	34
7.20 Environmental Matters	36
7.20.1 Environmental Law	36
7.20.2 Hazardous Substance	36
7.21 Brokers and Payment of Broker’s Fee	37
7.22 Condition of Plant, Machinery and Equipment	37
7.23 Intellectual Property.	37
7.23.1 Ownership; Infringement	37
7.23.2 Definitions	38
7.24 Agreements, Contracts and Commitments	38
7.25 Insurance	40
7.26 Governmental Actions/Filings	40

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7.27 Interested Party Transactions	41
7.28 Board Approval	41
7.29 SEC Filings	41
7.30 Disposition of Assets	42
7.31 Assets of the Company at Closing	42
7.32 Sensitive Payments	42
7.33 Notice	42
7.34 Business Prospects	43
7.35 Representations and Warranties Complete	43
7.36 Survival of Representations and Warranties	43

8. Representations and Warranties of Parent	43
8.1 Organization and Qualification	43
8.2 Merger Sub	43
8.3 Capitalization	44
8.4 Authority Relative to this Agreement	44
8.5 No Conflict	44
8.6 Required Filings and Consents	45
8.7 Absence of Certain Changes or Events	45
8.8 Litigation	45
8.9 Brokers	46
8.10 Listing	46
8.11 Board Approval	46
8.12 No Breach of Statute or Contract, Governmental Authorizations	46
8.13 Status of Parent Common Stock	47
8.14 Survival of Representations and Warranties	47

9. Conduct Prior to the Effective Time	47
9.1 Severance	47
9.2 Intellectual Property	47
9.3 Distribution	47
9.4 Redemptions	48
9.5 Stock Issuance	48
9.6 Charter	48
9.7 Acquisitions	48

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9.8 Sales	48
9.9 Liabilities	48
9.10 Employee Plans	49
9.11 Company Contracts and PEcoS Contracts	49
9.12 Accounting	49
9.13 Commitments	49
9.14 Intentionally Omitted	49
9.15 Litigation	49
9.16 Tax	49
9.17 Subsidiaries	49
9.18 Capital Expenditures	49
9.19 Other Action	50
9.20 Inside Transactions	50
9.21 Agreements	50
9.22 Termination of Employees; WARN Compliance	50
9.23 Permitted Dispositions	50

10. Intentionally Omitted	51

11. Nomination of Director After Merger	51

12. Company Stockholders’ Approval	51

13. Merger Form 8-K; Press Release	51

14. Other Actions	51

15. Required Information	52

16. Confidentiality; Access to Information	52

17. Access to Information	52

18. Public Disclosure	53

19. Reasonable Efforts	53

20. Certain Claims	54

21. No Securities Transactions	55

22. Disclosure of Certain Matters	55

23. Payment of Certain Taxes	55

24. Governmental Reports	56

25. Conditions to the Merger	56
25.1 Conditions to Obligations of Each Party	56

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25.1.1 Subscription Agreements	56
25.1.2 Stock Quotation or Listing	56
25.1.3 No Injunction	56
25.1.4 Definitive Agreements	56
25.1.5 Approval	56
25.1.6 Receipt	56
25.1.7 Lender Approvals	56
25.1.8 Escrow Agreement	57
25.1.9 Paying Agent Agreement	57
25.1.10 Articles of Merger	57
25.1.11 No Registration Statement	57
25.2 Additional Conditions to Obligations of Company	57
25.2.1 Representations and Warranties	57
25.2.2 Agreements and Covenants	57
25.2.3 No Litigation	57
25.2.4 Consents	58
25.2.5 Material Adverse Effect	58
25.2.6 Opinion of Counsel	58
25.2.7 Release	58
25.2.8 Other Deliveries	58
25.3 Additional Conditions to the Obligations of Parent	58
25.3.1 Representations and Warranties	58
25.3.2 Agreements and Covenants	58
25.3.3 No Litigation	59
25.3.4 Consents	59
25.3.5 Material Adverse Effect	59
25.3.6 Termination of Derivative Securities	59
25.3.7 Title Reports	59
25.3.8 Survey	60
25.3.9 Good Standing Certificates	60
25.3.10 Letter from Broker	60
25.3.11 Opinion of Counsel	60
25.3.12 Company Merger Expenses	60

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25.3.13 Other Deliveries	61
25.3.14 Resignations and Release of Indemnification Agreements	61
25.3.15 Appraisal Rights	61
25.3.16 Non-Compete	61
25.3.17 Due Diligence	61
25.3.18 Governmental Approvals	61
25.3.19 No Liens	62
25.3.20 Recipient Contract and 401(k) Plans	62
25.3.21 Legacy Waste	62
25.3.22 Food Safety	62
25.3.23 Release of Liabilities Other Than Assumed Liabilities	62
25.3.24 Inter-company Balances	62
25.3.25 Liabilities of Company and PEcoS at Closing	62
25.3.26 Material Change to Parent	62
25.3.27 Financial Assurance Obligations of PEcoS	62

26. Indemnification	63
26.1 Losses	64
26.2 Indemnification Procedures	64
26.2.1 Notice of Claim	64
26.2.2 Defense	64
26.2.3 Limitations of Right to Assume Defense	65
26.2.4 Other Limitations	65
26.2.5 Failure to Defend	65
26.2.6 Parent’s Rights	65
26.2.7 Representative Consent	65
26.3 Limitations on Indemnification	66
26.3.1 Survival; Time Limitation	66
26.3.2 Aggregate Amount Limitation	66

27. Termination	67
27.1 Notice of Termination; Effect of Termination	68
27.2 Fees and Expenses	68

28. Exclusive Dealing	69

29. Defined Terms	70

-viii-

30. General Provisions	73
30.1 Notices	73
30.2 Reference to Exhibits; Schedules	74
30.3 Counterparts; Facsimile Signatures	75
30.4 Entire Agreement; Third Party Beneficiaries	75
30.5 Severability	76
30.6 Other Remedies; Specific Performance	76
30.7 Governing Law and Venue	76
30.8 Rules of Construction	76
30.9 Assignment	76
30.10 Amendment	76
30.11 Extension; Waiver	77

No.	Exhibit/Schedule	Description
1.	Exhibit A	Articles and Plan of Merger
2.	Exhibit B	List of Accredited Stockholders
3.	Exhibit C	List of Unaccredited Stockholders
4.	Exhibit D	Subscription Agreement
5.	Exhibit E	Example of Earn-Out Determination
6.	Exhibit F	Paying Agent Agreement
7.	Exhibit G	Escrow Agreement
8.	Schedule 1.1	Fixed Assets at Closing
9.	Schedule 7.1.2	Company Disclosure Schedule: Certification
10.	Schedule 7.2	Company Disclosure Schedule: Subsidiaries
11.	Schedule 7.3.3	Company Disclosure Schedule: Company Options and Warrants
12.	Schedule 7.3.5	Company Disclosure Schedule: Other Rights Respecting Stock
13.	Schedule 7.5	Company Disclosure Schedule: No Conflict
14.	Schedule 7.6	Company Disclosure Schedule: Required Filings and Consents
15.	Schedule 7.7	Company Disclosure Schedule: Compliance
16.	Schedule 7.11	Company Disclosure Schedule: Aggregate Liabilities
17.	Schedule 7.14	Company Disclosure Schedule: Litigation
18.	Schedule 7.17	Company Disclosure Schedule: Restrictions on Business Activities

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No.	Exhibit/Schedule	Description
19.	Schedule 7.18.1	Company Disclosure Schedule: Real Property
20.	Schedule 7.18.2	Company Disclosure Schedule: Leases
21.	Schedule 7.18.3	Company Disclosure Schedule: Liens
22.	Schedule 7.19	Company Disclosure Schedule: Taxes
23.	Schedule 7.20	Company Disclosure Schedule: Environmental Matters
24.	Schedule 7.22	Company Disclosure Schedule: Condition of Plant, Machinery and Equipment
25.	Schedule 7.23	Company Disclosure Schedule: Intellectual Property
26.	Schedule 7.24	Company Disclosure Schedule: Material Company Contracts
27.	Schedule 7.25	Company Disclosure Schedule: Insurance
28.	Schedule 7.26	Company Disclosure Schedule: Governmental Actions/Filings
29.	Schedule 7.27	Company Disclosure Schedule: Interested Party Transactions
30.	Schedule 7.33	Company Disclosure Schedule: Notice
31.	Schedule 7.34	Company Disclosure Schedule: Business Prospects
32.	Schedule 9.23	Company Disclosure Schedule: Permitted Dispositions
33.	Schedule 25.3.14	Company Disclosure Schedule: Resignations

-x-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made this 27th day of April, 2007, by and among NUVOTEC usa, Inc., a Washington corporation (the “Company”); PACIFIC ECOSOLUTIONS, INC., a Washington corporation and wholly owned subsidiary of the Company (“PEcoS”); PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Parent”); and PESI TRANSITORY, INC., a Washington corporation (“Merger Sub”).

WITNESSETH

WHEREAS, the parties desire that the Parent acquire the Company and its wholly owned subsidiary, PEcoS, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the boards of directors of the Company and Parent, and Parent in its capacity as sole equity holder of Merger Sub, have approved the merger of the Merger Sub with and into the Company(the “Merger”), with the Company being the survivor by operation of the Merger and upon the Effective Time of the Merger shall become a wholly owned subsidiary of the Parent, upon the terms and conditions set forth in this Agreement, the Articles and Plan of Merger substantially in the form of Exhibit A attached hereto (the “Articles of Merger”) and in accordance with the Washington Business Corporation Act (the “Washington BCA”);

WHEREAS, the Merger Sub and the Company are sometimes referred to collectively as the “Constituent Companies”;

WHEREAS, the Board of Directors of the Company have declared that it is advisable that this Agreement be adopted by the Company Stockholders (as defined in paragraph 1.5) and have agreed to submit the Merger and this Agreement to the Company Stockholders, with a recommendation that the Company Stockholders approve this Agreement and the Merger;

WHEREAS, the Parent, Merger Sub and the Company intend that the Company, by operation of the Merger, will be the surviving entity and a wholly owned subsidiary of the Parent, through an exchange of all the issued and outstanding shares of capital stock of the Company for such consideration as set forth in this Agreement, and the conversion of all of the outstanding shares of common stock, no par value, of the Merger Sub (the “Merger Sub Common Stock”) into 100 shares of Company Common Stock (as defined in paragraph 1.4.2), with all of the issued and outstanding shares of the Company Common Stock issued and outstanding immediately after the Effective Time to be owned, beneficially and of record, by the Parent, as more fully described in this Agreement and the Articles of Merger;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows (defined terms used in this Agreement are listed alphabetically in paragraph 29 of this Agreement):

1. The Merger. Subject to the terms and conditions contained in this Agreement, at the Effective Time (as defined below), the Merger Sub will be merged with and into the Company, with the Company being the surviving company in the Merger. The Company, as the surviving company in the Merger, is sometimes referred in this Agreement to the “Surviving Company.” On the Closing Date, and simultaneously with the Effective Time, subject to satisfaction or waiver of the conditions specified in paragraph 25 hereof, the Constituent Companies will cause the Articles of Merger to be executed in accordance with the relevant provisions of the Washington BCA and to be filed with the Secretary of State of the State of Washington, and the Merger shall be effective at such time as the Articles of Merger is duly filed with the Secretary of State for the State of Washington or at such later time as may be agreed in writing by the Company and Parent and specified on the Articles of Merger (the “Effective Time”).

1.1
The Company at Closing. The parties acknowledge that at the Closing the assets of the Company on a non-consolidated basis shall consist of the following: (i) all of the issued and outstanding capital stock of PEcoS; (ii) certain fixed assets, including, but not limited to, “Calibration Laboratory Equipment”, described in Schedule 1.1 attached hereto; (iii) all of the Company’s cash and cash equivalents; (iv) all of the Company’s accounts receivable and working capital, (v) goodwill assets of the Company; (vi) 24,000 shares of stock of IsoRay, Inc., (vii) deferred tax assets of the Company existing as of Closing, and (viii) all other assets specifically identified in Schedule 1.1 of the Company Disclosure Schedule as assets of the Company as of the Closing, but specifically excluding those assets of the Company listed on Schedule 9.23 of the Company Disclosure Schedule that are part of the Pre-Closing Distributions, as defined in paragraph 9.23, (the assets referenced to in (i) through (viii) above, collectively, the “Assets of the Company at Closing”). The parties hereto agree that as of the Closing, the Liabilities (as defined in paragraph 7.11) of the Company shall consist only of the Lender Debt (as defined in paragraph 7.11) and the Shareholder Debt (as defined in paragraph 7.27). The Lender Debt and the Shareholder Debt are collectively referred to as the “Assumed Liabilities”). At the Closing, the Company and PEcoS (on a consolidated basis) shall have no Liabilities other than the Liabilities at Closing (as defined in paragraph 7.11). At the Closing, the Company, consolidated with PEcoS, shall consist of the business and operations of PEcoS, the Assets of the Company at Closing and the Liabilities at Closing (collectively referred to herein as the “Company at Closing”).

1.2	Effect of the Merger. The Merger shall have the effects provided in this Agreement and the Washington BCA. Without limiting the generality of the foregoing, at the Effective Time:

(a)
the Merger Sub shall be merged with and into the Company, with the Company being the survivor, and the separate existence of the Merger Sub shall cease (except as may be continued by operation of law);

(b)
the Company shall continue its corporate existence under the laws of the state of Washington, with all of the issued and outstanding shares of capital stock of the Company being owned by the Parent upon the Closing of the Merger;

(c)	the Company shall own all of the Assets of the Company at Closing, including, without limitation, all of the issued and outstanding shares of capital stock of PEcoS;

(d)
subject to the terms, limitations and restrictions of this Agreement, the Surviving Company shall possess all of the rights, privileges, powers and franchises of each of the Constituent Companies, the Assets of the Company at Closing and all property, real, personal and mixed, shall be vested in the Surviving Company;

(e)
all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the Constituent Companies, and the title to any real estate vested by deed or otherwise in any of the Constituent Companies shall not revert or be in any way impaired by reason of the Merger.

(f)
at the Closing, all rights of creditors of the Constituent Corporations shall be preserved unimpaired, and, subject to the terms, limitations and restrictions of this Agreement (including, without limitation, the terms, limitations and restrictions set forth in paragraph 7.11), all Liabilities (as defined in paragraph 7.11) of the Company as of the Closing shall attach to the Surviving Company and may be enforced against it to the same extent as if such Liabilities had been incurred or contracted by the Surviving Company.

1.3	Surviving Company. At the Effective Time, the Surviving Company will be organized as follows:

1.3.1
Articles of Incorporation. The Articles of Incorporation of the Surviving Company, as in effect at the Effective Time, as amended by the Articles and Plan of Merger, shall be the Articles of Incorporation of the Surviving Company, until amended or repealed in accordance with the provisions thereof and applicable law.

1.3.2
Bylaws. The bylaws of the Surviving Company, as in effect at the Effective Time, shall be the bylaws of the Merger Sub, until amended or repealed in accordance with the provisions thereof and applicable law.

1.3.3
Board of Directors. The Board of Directors of the Surviving Company shall consist of Dr. Louis F. Centofanti, Larry McNamara and Steve Baughman, until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Company, as such may be amended, or until their earlier resignation or removal or as otherwise provided by applicable law.

1.3.4	PEcoS. PEcoS shall retain its separate existence as a wholly owned subsidiary of the Surviving Company.

1.3.5
Officers. The officers of the Company, as of the Effective Time, shall be Dr. Louis F. Centofanti, President; Larry McNamara, Vice President; and Steve Baughman, Secretary, until their successors are duly elected and qualified in the manner provided in the Articles of Incorporation and bylaws of the Surviving Company or until their earlier resignation or removal or as otherwise provided by applicable law. Each officer of the Company and PEcoS immediately prior to the Effective Time shall, in writing, have (i) resigned as an officer of the Company and PEcoS effective as of the Effective Time, and (ii) shall have fully and completely released and discharged the Company, PEcoS, Parent and the Merger Sub from any and all liability, obligation and responsibility under any and all indemnification agreements and/or undertakings by the Company and/or PEcoS, whether evidenced by or under the Company’s Charter Documents, PEcoS Charter Documents or a separate agreement, all in a manner satisfactory of the Parent, effective as of the Effective Time.

1.3.6
Board of Directors of the Company and PEcoS. The members of the Board of Directors of the Company and PEcoS immediately prior to the Effective Time shall, in writing, have (i) resigned as a director of the Company and PEcoS, effective as of the Effective Time, and (ii) fully and completely released and discharged the Company, PEcoS, Parent and the Merger Sub from any and all liability, obligation and responsibility under any and all indemnification agreements and/or undertakings by the Company and/or PEcoS, whether evidenced by the Company Charter Documents, PEcoS Charter Documents or a separate agreement, all in a manner satisfactory to the Parent, effective as of the Effective Time.

1.4	Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or Company Stockholders:

1.4.1
Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for one hundred (100) fully paid and nonassessable shares of Company Common Stock, and upon the Effective Time of the Merger the Parent shall be the owner, beneficially and of record, of all of the issued and outstanding shares of Company Common Stock.

1.4.2
Conversion of Company Common Stock. All of the shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the Company Stockholders, automatically be cancelled and be exchanged for the Purchase Price, as adjusted, as set forth in this Agreement, subject to the terms and provisions of this Agreement. Surrendered Company Certificates (as defined in paragraph 1.4.3) shall be cancelled by the Surviving Company. Each share of common stock, no par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted only into the right to receive a certain amount of the Purchase Price, as adjusted, pursuant and subject to the terms of this Agreement and subject further to the first $1.0 million of the Earn-Out Amount to be retained and deposited in escrow pursuant to paragraphs 1.5.3 and 4.1. Shares of Company Common Stock issued immediately prior to the Effective Time as a result of the exercise of outstanding Company Stock Options or Company Warrants shall be considered to be issued and outstanding immediately prior to the Effective Time.

1.4.3	Exchange of Company Certificates.

1.4.3.1
Exchange of Company Certificates by Those Company Stockholders That Are Not Accredited Investors. On and after the Effective Time of the Merger, each of the Company Stockholders (as defined in paragraph 1.5) that are not Accredited Investors (as defined below) (individually, “Unaccredited Stockholder” and collectively, “Unaccredited Stockholders”) shall be entitled, upon (i) surrender to the Parent of all certificates representing all of the shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held of record by such Unaccredited Stockholder, duly and validly endorsed and assigned to the order of the Parent by such stockholder and (ii) receipt by the Parent of a completed Letter of Transmittal (as defined in paragraph 1.5.1), duly executed by such stockholder, all in form satisfactory to the Parent, to receive, when payable, in exchange for such Company certificates his, her or its pro-rata portion of the Amount of Purchase Price Payable to Unaccredited Stockholders (as defined in paragraph 1.5(i)), as adjusted, pursuant and subject to the terms of this Agreement, into which the shares of Company Common Stock theretofore represented by such Company certificates representing shares of the Company Common Stock owned or held by such Unaccredited Stockholder issued and outstanding immediately prior to the Effective Time shall have been automatically cancelled and exchanged pursuant to the provisions of paragraphs 1.5(i) and 1.5.1. Until surrendered, as contemplated by this paragraph 1.4.3, each outstanding Company certificate owned or held by such Unaccredited Stockholder shall be deemed, as of the Effective Time of the Merger, automatically cancelled and to represent only the right to receive, upon such surrender, his, her or its pro-rata portion of the Amount of Purchase Price Payable to Unaccredited Stockholders, as adjusted, pursuant and subject to the terms of this Agreement. For the purposes of this Agreement, (i) the term “Accredited

Investor” is as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the Company has determined, based on the above definition of Accredited Investor, which of the Company Stockholders qualify as Accredited Stockholders (as defined in paragraph 1.4.3.2) and has listed those Accredited Stockholders on Exhibit B attached hereto, together with the address of, and the number of shares of Company Common Stock owned by, each such Accredited Stockholder, which Exhibit B may be updated by the Company in writing within five (5) business days prior to the Closing to list any additional Company Stockholders that the Company believes qualify as an Accredited Stockholder based on the above definition. If after review by the Parent of the Subscription Agreements (as defined in paragraph 1.5(ii)(d), as completed and executed by each of the Accredited Stockholders that any of the Accredited Stockholders so listed on Exhibit B are not an Accredited Investor based on the Subscription Agreement, the Parent shall notify the Representatives (as defined in paragraph 4.1.1) and such person or entity so listed as an Accredited Investor shall be reclassified as an Unaccredited Stockholder. Attached hereto as Exhibit C, which has been prepared by the Company based on the above definition of Accredited Investor, is a list of all Unaccredited Stockholders, together with the address of, and the number of shares of the Company Common Stock owned by, each such Unaccredited Stockholder, which Exhibit C may be updated by the Company in writing and delivered to the Parent prior to the Closing to list any additional Unaccredited Stockholders and the number of shares of Company Common Stock owned by such Unaccredited Stockholders as of the date of such update.

1.4.3.2
Exchange of Company Certificates by Accredited Stockholders. On and after the Effective Time of the Merger, each of the Company Stockholders that are listed by the Company on Exhibit B as an Accredited Investor, based on the above definition of Accredited Investor (individually, “Accredited Stockholder” and collectively, “Accredited Stockholders”) shall be entitled, upon (i) surrender to the Parent of all certificates representing all of the shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held of record by such Accredited Stockholder, duly and validly endorsed and assigned to the order of the Parent by such Accredited Stockholder, (ii) a completed Letter of Transmittal delivered to the Parent, duly executed by such Accredited Stockholder, and (iii) receipt by the Parent on or prior to the Effective Time of a completed Subscription Agreement (as defined in paragraph 5.2), duly executed by such Accredited

Stockholder, all in form satisfactory to the Parent, to receive, when payable, in exchange for such Company certificates his, her or its pro-rata portion of the Purchase Price payable to the Accredited Stockholders, as adjusted, pursuant and subject to the terms of this Agreement, into which the shares of Company Common Stock theretofore represented by such Company certificates shall have been automatically cancelled and exchanged pursuant to the provisions of paragraph 1.5. Until surrendered, as contemplated by this Section 1.4.3.2, each outstanding Company certificate representing shares of the Company Common Stock outstanding immediately prior to the Effective Time owned or held by the Accredited Stockholders shall be deemed, as of the Effective Time of the Merger, automatically cancelled and to represent only the right to receive, upon such surrender, his, her or its portion of the Amount of Purchase Price Payable to Accredited Stockholders, as adjusted, pursuant and subject to the terms of this Agreement.

1.4.4
Cancellation of Company Common Stock. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Company certificate evidencing Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically cease to have any rights with respect thereto, except the right to receive, upon the terms and subject to the conditions hereof, a portion of the applicable amount of the Purchase Price, as adjusted, pursuant and subject to the terms of this Agreement. Surrendered Company certificates shall be cancelled by the Surviving Company.

1.4.5
Company Stock Options, Company Warrants and Other Rights to Receive Company Common Stock. All Company Stock Options, Company Warrants and other rights to receive Company Common Stock not exercised in full prior to the Effective Time and outstanding as of the Effective Time shall be automatically cancelled and cease to exist as of the Effective Time, without any liability, obligation or responsibility on the part of the Company, the Parent or the Merger Sub, in a manner satisfactory to the Parent. All of the Company’s stock option plans shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.4.6
Cancellation of Treasury Shares. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned or held, directly or indirectly, by the Company or its wholly-owned subsidiaries in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment of cash or any other consideration or distribution shall be made with respect thereto.

1.4.7
Escheat. Neither the Surviving Company nor the Parent shall be liable to any Person in respect of amounts properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.5
Consideration. Subject to terms of this Agreement and as adjusted pursuant to paragraph 1.5.4 hereof, the aggregate consideration to be paid by the Parent to holders of the issued and outstanding shares of the Company Common Stock immediately prior to the Effective Time (individually, the “Company Stockholder” and collectively, the “Company Stockholders”) in connection with the Merger shall consist of the following (collectively, the “Purchase Price”):

(i)
At the Closing, the sum of $1.8 million, subject to the terms of this Agreement and as adjusted pursuant to paragraph 1.5.4, payable by the Parent for the benefit of the Unaccredited Stockholders pursuant to paragraph 1.5.1 (“Amount of Purchase Price Payable to Unaccredited Stockholders”);

(ii)
The sum of $5.2 million, subject to the terms of this Agreement and as adjusted pursuant to paragraph 1.5.4, by the Parent for the benefit of only the Accredited Stockholders (“Amount of Purchase Price Payable to Accredited Stockholders”), payable as follows:

(a)	$700,000, as adjusted pursuant to paragraph 1.5.4, payable at Closing pursuant to paragraph 1.5.2.

(b)
$2.5 million, as adjusted pursuant to paragraph 1.5.4, payable only to Accredited Stockholders in four annual installments (“Installment Payments”), pursuant to paragraph 1.5.2, with the unpaid principal amount due under this subparagraph (b) (w) bearing an annual rate of interest of 8.25%, (x) not being secured with any assets of the Parent, the Surviving Company or any of their Affiliates, (y) shall not be negotiable and (z) may not be assigned, transferred, negotiated or pledged in any manner, and that any such transfer, negotiation, pledge or assignment by any Accredited Stockholder in and to his, her or its interest in and to the amount payable under this subparagraph (b) shall be null and void and of no force or effect; except upon the death of an Accredited Stockholder, the deceased Accredited Stockholder’s interest may be transferred or assigned to his or her designated beneficiary in accordance with the terms of his or her will or, if such stockholder dies intestate, pursuant to intestate succession, provided such beneficiary acknowledges in writing to the Parent that he or she shall be subject to the terms hereof. The amount payable under this subparagraph (b) shall be payable by the Parent in four annual installments, with the first annual installment due on June 30, 2008, consisting only of interest that has accrued and is unpaid on the unpaid principal amount due under this subparagraph (b); the second annual installment due on June 30, 2009, in the principal sum of $833,333.33, plus accrued and unpaid interest on the unpaid principal amount thereof; the third annual installment due on June 30, 2010, in the sum of $833,333.40, plus accrued and unpaid interest on the unpaid principal amount thereof; and the fourth annual installment due on June 30, 2011, consisting of the remaining unpaid principal balance of $833,333.40, plus accrued and unpaid interest on such unpaid principal balance. The Parent may prepay, in whole or in part, any unpaid principal amount due under this paragraph 1.5(ii)(b), without penalty.

(c)
$2 million, subject to the terms of this Agreement, payable only to Accredited Stockholders in the Parent’s shares of common stock, par value $.001 per share (“Parent Common Stock”), with the total number of shares of Parent Common Stock that will be issued by the Parent in connection herewith to be determined by dividing $2 million, as adjusted pursuant to paragraph 1.5.4, by a price that is 95% of the average of the closing price of the Parent Common Stock as quoted on the Nasdaq during the 20 trading day period ending five (5) business days prior to the Effective Time (“Total Number of Shares of Parent Common Stock Issuable to Accredited Stockholders”). The Total Number of Shares of Parent Common Stock Issuable to Accredited Stockholders shall be allocated pro-rata among each of the Accredited Stockholders based on the number of shares of the Company Common Stock owned by each such holder immediately prior to the Effective Time, with the number of shares allocated for each share of the Company Common Stock owned by an Accredited Stockholder outstanding immediately prior to the Effective Time determined by dividing the Total Number of Shares of Parent Common Stock Issuable to Accredited Stockholders by the number of shares of Company Common Stock owned by all such Accredited Stockholders issued and outstanding immediately prior to the Effective Time. The Parent shall issue to each Accredited Stockholder his, her or its pro-rata number of shares from the Total Number of Shares of Parent Common Stock Issuable to Accredited Stockholders within seven (7) business days after receipt by the Parent of (i) the certificate or certificates representing all of the shares of the Company Common Stock owned by the Accredited Stockholder, duly endorsed and assigned to the order of the Parent by such holder, (ii) duly completed and executed by such holder of the letter of transmittal in the form satisfactory to the Parent (the “Letter of Transmittal”), and (iii) receipt by the Parent on or prior to the Closing, duly executed and completed by such holder of a Subscription Agreement (as defined below), all in a manner and form satisfactory to the Parent Notwithstanding anything herein to the contrary, no fractional shares of the Parent Common Stock shall be issued by the Parent hereunder.

(d)
The issuance of that portion of the Purchase Price constituting the Parent Common Stock pursuant to paragraphs 1.5(ii)(c) and the Installment Payments under paragraph 1.5(ii)(b) must be in a transaction exempt from registration under the Securities Act and applicable state securities laws, as determined by counsel for the Parent. As of the Closing, each of the Accredited Stockholders shall have executed a Subscription Agreement, substantially in the form attached hereto as Exhibit D (“Subscription Agreement”) and delivered such to the Parent on or prior to the Closing. The Subscription Agreement provides, among other things:

(1)	that such Accredited Stockholder is an Accredited Investor and the reasons that he, she or it qualifies as an Accredited Investor;

(2)
that such Accredited Stockholder is acquiring an interest in that portion of the installment payments under paragraphs 1.5(ii)(b) and the shares of Parent Common Stock payable pursuant to paragraph 1.5(c) for his, her or its own account, to hold for investment, with no present intention of dividing such Accredited Stockholder’s participation with others or reselling or otherwise participating, directly or indirectly, in a distribution thereof, and not with a view to or for sale in connection with any distribution thereof, except as to shares of the Parent Common Stock received under this Agreement pursuant to a registration statement under the Securities Act, and any applicable state securities laws;

(3)
that such Accredited Stockholder has been advised that the interest in that portion of the installment payments under paragraphs 1.5(ii)(b) and the Parent’s Common Stock being acquired under this Agreement is not being registered under any state securities laws on the ground that the issuance thereof is exempt from registration, and are not being registered under the Securities Act on the ground that the issuance thereof is exempt from registration under Rule 506 of Regulation D and/or 4(2) of the Securities Act and that reliance by the Parent on such exemption is predicated in part on such Accredited Stockholder’s representations set forth in the Subscription Agreement;

(4)
that such Accredited Stockholder agrees that the Parent may refuse to permit the sale, transfer or disposition of such of his, her or its interest in the installment payments under paragraph 1.5(ii)(b) or the Parent Common Stock, may refuse to permit the sale, transfer or disposition of the shares of Parent’s Common Stock unless there is in effect a registration statement under the Securities Act and any applicable state securities law covering such transfer or the Accredited Stockholder furnishes an opinion of counsel or other evidence, reasonably satisfactory to counsel for the Parent, to the effect that such registration is not required;

(5)
that the shares of the Parent’s Common Stock to be issued will have placed against them a stop transfer order and that there will be placed on the certificate or certificates representing such shares, any substitutions therefor and any certificates for additional shares which might be distributed with respect thereto, a legend stating in substance:

“The shares of stock evidenced by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption contained in Regulation D and/or 4(2) of the Securities Act. These shares may not be sold or transferred except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws unless there is furnished to the issuer an opinion of counsel or other evidence, reasonably satisfactory to the issuer’s counsel, to the effect that such registration is not required.”

(6)	that the Accredited Stockholder’s interest in the installment payments under paragraph 1.5(ii)(b) is non-negotiable and may not be sold, transferred or assigned;

(7)
that such Accredited Stockholder understands that under the Securities Act, the shares of Parent’s Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available.

(8)	that such Accredited Stockholder understands that the Parent is required to file periodic reports with the SEC and that certain sales of the Parent’s Common Stock may be exempt from registration under the Securities Act by virtue of Rule 144 promulgated by the SEC under the Securities Act, provided that such sales are made in accordance with all of the terms and conditions of that Rule, including compliance with the required one (1) year holding period. Such Accredited Stockholder further understands that if Rule 144 is not available for sales of the Parent’s Common Stock, such shares may not be sold without registration under the Securities Act or compliance with some other exemption from such registration, and that the Parent does not have any obligations to register the Parent’s Common Stock or take any other action necessary in order to make compliance with an exemption from registration available.

Notwithstanding the above, if within one (1) year after the Effective Time, the Parent proposes to register any of its securities under the Securities Act (other than by a registration on Form S-4 or S-8 or any successor or similar forms), for sale for the Parent’s own account, in a manner which would permit registration of shares of the Parent Common Stock acquired by the Accredited Stockholders pursuant to the terms of paragraph 1.5(ii)(c) (the “Acquired Parent Common Stock”) for sale to the public under the Securities Act, it will give prompt written notice to the Representatives of its intention to do so and of such Accredited Stockholders rights to:

•
Upon the written request of any such Accredited Stockholder made within 20 days after receipt of any such notice (which request shall specify the number of shares of the Acquired Parent Common Stock that such holder intends to include in such registration statement), the Parent will use its reasonable efforts to effect the registration under the Securities Act of those shares of Acquired Parent Common Stock as requested by such Accredited Stockholder to be included in such registration, to the extent required to permit the disposition of such shares of Acquired Parent Common Stock to be registered, by inclusion of such shares of the Acquired Parent Common Stock in the registration statement which covers the securities which the Parent proposes to register, for its own account, provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Parent shall determine for any reason whatsoever not to register or to delay registration of such securities, the Parent may, at its election, and in its sole discretion, give written notice of such determination to each Accredited Stockholder whose Acquired Parent Common Stock is included in the registration statement and, thereupon, (a) in the case of a determination not to register, the Parent shall be relieved of its obligation to register any of the Acquired Parent Common Stock in connection with such registration and (b) in the case of a determination to delay registering, shall be permitted to delay registering any such shares of the Acquired Parent Common Stock for the same period as the delay in registering such other securities.

•
Notwithstanding the above, if a registration statement pursuant to the above paragraph involves an underwritten offering and the managing underwriter advises the Parent in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Parent will include in such registration to the extent of the number which the Parent is so advised can be sold in such offering securities determined as follows:

(a)	first, the securities proposed by the Parent to be sold for its own account, and

(b)
second, any shares of the Acquired Parent Common Stock so held by the Accredited Stockholders requested to be included in such registration, and any other securities the Parent proposes to include in such registration statement, pro-rata among the holders thereof requesting such registration on the basis of the number of shares of such securities requested to be included by such holder;

(9)	that the Accredited Stockholder has received no public solicitation or advertisement concerning an offer to sell the Parent’s Common Stock;

(10)	that the Accredited Stockholder has received and had an opportunity to review copies of the Parent’s SEC Filings (as defined in paragraph 7.29);

(11)
that the Accredited Stockholder has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the purchase of the Parent’s Common Stock; and

(12)	that no fractional shares of the Parent Common Stock shall be issued by the Parent.

(iii)
subject to the terms of this Agreement, an additional earn-out consideration up to a maximum of $4.6 million, less the first $1.0 million of the Earn-Out Amount to be paid by the Parent and/or the Surviving Company hereunder to be retained and placed in an escrow account to be held by the Escrow Agent pursuant to paragraph 4.1, payable by the Parent for the benefit of the Company Stockholders pursuant to paragraph 1.5.3 (the “Earn-Out Amount”).

The Amount of Purchase Price Payable to Unaccredited Stockholders, that portion of the Amount of Purchase Price Payable to Accredited Stockholders pursuant to paragraphs 1.5(ii)(a) and (b) and the Earn-Out Amount that is to be paid in connection with the Merger by the Parent to the Company Stockholders shall be payable and determined pursuant to the applicable paragraphs 1.5.1, 1.5.2 and 1.5.3 below.

1.5.1
Payment and Allocation of Amount of Purchase Price Payable to Unaccredited Stockholders. Subject to the terms of this Agreement and as adjusted pursuant to paragraph 1.5.4, the Amount of Purchase Price Payable to Unaccredited Stockholders shall be allocated on a pro-rata basis among each of the holders of the Company Common Stock owned by Unaccredited Stockholders based on the number of shares of the Company Common Stock owned by each such Unaccredited Stockholder immediately prior to the Effective Time, with the amount allocated for each share of the Company Common Stock owned by the Unaccredited Stockholders outstanding immediately prior to the Effective Time determined by dividing the Amount of Purchase Price Payable to Unaccredited Stockholders by the number of shares of Company Common Stock owned by all of the Unaccredited Stockholders issued and outstanding immediately prior to the Effective Time. At the Closing, the Parent shall pay to a paying agent selected by the Representatives, which paying agent shall be satisfactory to the Parent (the “Paying Agent”), the Amount of Purchase Price Payable to Unaccredited Stockholders, in good funds, to hold and pay such to the Unaccredited Stockholders on a pro-rata basis pursuant to the terms hereof and the Paying Agent Agreement (as defined in paragraph 1.5.5). The Paying Agent shall pay to each of the Unaccredited Stockholders his, her or its pro-rata share of the Amount of Purchase Price Payable to Unaccredited Stockholders within seven (7) business days after receipt by the Parent or the Paying Agent of a Company certificate or Company certificates, duly endorsed and assigned to the order of the Parent by such holder, representing all of the shares of the Company Common Stock held by such holder, and delivery to the Parent or the Paying Agent of a duly executed and completed Letter of Transmittal, the pro-rata portion of the Amount of Purchase Price Payable to Unaccredited Stockholders due to such Unaccredited Stockholder pursuant to this paragraph 1.5.1.

1.5.2
Payment and Allocation of the Amount of Purchase Price Payable to Accredited Stockholders Pursuant to Paragraphs 1.5(ii)(a) and (b). Subject to the terms of this Agreement and as adjusted pursuant to paragraph 1.5.4, the Amount of Purchase Price Payable to Accredited Stockholders under paragraphs 1.5(ii)(a) and (b) will be paid by the Parent, when due pursuant to paragraphs 1.5(ii)(a) and (b), to the Paying Agent, and the Paying Agent shall hold and pay such to the Accredited Stockholders on a pro-rata basis pursuant to this paragraph 1.5.2and the Paying Agent Agreement. If the Parent has received from such Accredited Stockholder (i) his, her or its Company certificates, duly endorsed and assigned to the order of the Parent by such holder, representing all of the Company Common Stock owned by such Accredited Stockholder, (ii) the Letter of Transmittal, duly completed and executed by such Accredited Stockholder, and (iii) the completed Subscription Agreement, duly executed by such Accredited Stockholder, then, upon receipt by the Paying Agent from the Parent of any Amount of Purchase Price Payable to Accredited Stockholders, the Paying Agent shall pay to each such Accredited Stockholder a pro-rata portion of such amount based on the number of shares of the Company Common Stock owned by such Accredited Stockholder, and the amount allocated for each share of the Company Common Stock owned by such Accredited Stockholder outstanding immediately prior to the Effective Time determined by dividing the amount received under paragraphs 1.5(ii)(a) and/or (b) by the number of shares of the Company Common Stock owned by all such Accredited Stockholders issued and outstanding immediately prior to the Effective Time;

1.5.3	Determination and Payment of Earn-Out Amount.

1.5.3.1
Earn-Out Amount. Subject to the terms of this Agreement, an Earn-Out Amount, if any, is to be paid for each fiscal year (as defined below) ending June 30, 2008, June 30, 2009, June 30, 2010, and June 30, 2011 (collectively, the “Earn-Out Period”), with the aggregate Earn-Out Amount paid during all of the Earn-Out Period not to exceed a total of $4.6 million. The amount of the Earn-Out Amount paid for each calendar year during the Earn-Out Period shall be based on the following: for each calendar year during the Earn-Out Period that the Revenues (as defined below) of the Parent’s Nuclear Business (as defined below) exceeds the Budgeted Amount of Revenues for the

Parent’s Nuclear Business (as defined below) for that particular calendar year during the Earn-Out Period, the Parent shall pay to the Paying Agent for the benefit of the Company Stockholders 10% of the Excess Revenues (as defined below) for that particular calendar year during the Earn-Out Period, less the first $1.0 million of such Earn-Out Amount to be paid hereunder to be retained and placed by the Parent in an escrow account to be held by the Escrow Agent pursuant to paragraph 4.1 and the Escrow Agreement, and the Earn-Out Amount for that particular calendar year shall be paid pursuant to this paragraph 1.5.3. For the purposes of this paragraph 1.5.3, the term “fiscal year” shall be the twelve (12) month period beginning July 1 and ending the following June 30, and the following terms shall have the following meaning subject to the terms of this paragraph 1.5.3:

“Revenues” for any fiscal year during the Earn-Out Period (“Fiscal Year”) shall mean the net sales of the Parent’s Nuclear Business, as determined pursuant to GAAP (as defined in paragraph 7.8.1), consistently applied; provided, however, that “net sales” shall not include the purchase and sales price of goods and services sold by the Parent’s Nuclear Business to the Parent or any of its Affiliates.

“Parent’s Nuclear Business” shall mean the following: PEcoS for periods beginning as of the Effective Time; East Tennessee Materials and Energy Corporation, a Tennessee corporation (“M&EC); Diversified Scientific Services, Inc., a Tennessee corporation (“DSSI”); and only the nuclear operation of Perma-Fix of Florida, Inc., a Florida corporation (“PFF”). Notwithstanding the above, for the purposes of calculating the Earn-Out Amount, the Parent’s Nuclear Business shall not include (i) PFF’s industrial operations relating to the management of industrial waste not containing radioactive waste, (ii) any company, entity, limited liability company, corporation or partnership involved in the management of nuclear waste acquired by the Parent or its Affiliate after the Effective Time; or (iii) any of the above-listed companies within the Parent’s Nuclear Business from and after the date that the Parent or any of its Affiliate sells all or substantially all of the voting stock or assets of such company.

“Budgeted Amount of Revenues of the Parent’s Nuclear Business” means the following Revenues for the Parent’s Nuclear Business for the following fiscal year during the Earn-Out Period:

Fiscal Year Ending	Amount of Budgeted Revenues
June 30, 2008	$58,049,300
June 30, 2009	$60,951,700
June 30, 2010	$63,999,300
June 30, 2011	$67,199,200

“Excess Revenues” means that amount of Revenues of the Parent’s Nuclear Business for a Fiscal Year that exceeds the Budgeted Amount of Revenues of the Parent’s Nuclear Business for that particular year.

1.5.3.2
Calculation of Earn-Out Amount for a Fiscal Year. No later than 20 business days following the issuance of the auditor’s opinion relating to the Parent’s Audited Financial Statements for a Fiscal Year during the Earn-Out Period by the Parent’s independent auditors (the “Audit Firm”), the Parent shall deliver to the Representatives (as defined in paragraph 4.1.1) a written statement (“Earn-Out Statement”) setting forth (x) the computation of the Earn-Out Amount for that Fiscal Year, and (y) a summary of all material financial information used in making such computation. In the event that the Representatives dispute the Parent’s determination of the Earn-Out Amount or the Parent’s calculation of the Earn-Out Amount for that particular Fiscal Year, the Representatives shall notify the Parent in writing by 5:00 PM United States Eastern Time on the fifteenth (15th) day following the receipt of the Earn-Out Statement of such dispute (such date, calculated without including the date of receipt of the Earn-Out Notice, the “Earn-Out Dispute Deadline” and such notice, the “Earn-Out Dispute Notice”), which Earn-Out Dispute Notice shall provide a reasonably detailed description of such dispute and the Representatives’ calculation of the Earn-Out Amount. The parties agree that any dispute regarding the Earn-Out Statement shall be resolved exclusively in the manner and pursuant to the procedures set forth in paragraph 1.5.3.5. If the Representatives do not deliver an Earn-Out Dispute Notice on or before the Earn-Out Dispute Deadline, then the Earn-Out Amount set forth in the Earn-Out Statement shall be deemed conclusive, final and binding on the parties and none of the Company Stockholders or the Representatives will be permitted to dispute such amount. Attached hereto as Exhibit E is an example, and only an example, of the Earn-Out determination; provided, however, such is only an example and is not to be construed as determinative as to the amount of, or how to calculate, the Earn-Out Amount. If there is any conflict between Exhibit E and the other terms and provisions of this paragraph 1.5.3, the other terms and provisions of paragraph 1.5.3 shall be controlling.

1.5.3.3
Operation of the Parent, PEcoS and the Parent’s Nuclear Business. The Company Stockholders shall, in the Letter of Transmittal, agree and acknowledge that the Parent shall have the full and excessive power and right to control all aspects of its business and its subsidiaries’ or Affiliates’ business and operations (including regarding the features, functions and characteristics of its products and services, the technology on which its products and services, and associated software, are based, whether and when to launch its products and services, and how to price, market and distribute its products and services), and nothing in this Agreement shall require the Parent or any of its Affiliates to take any action that would be, or shall otherwise be interpreted in any manner that is, inconsistent with such right and power, and the Company Stockholders will have no right to claim any lost Earn-Out Amount as a result of such decisions or any inaction on the part of the Parent or any of its Affiliates or their respective Board of Directors or officers.

1.5.3.4
Tax Treatment. The Earn-Out Amount payable pursuant to this Agreement, if any, are intended to be treated for all Tax purposes as additional consideration for the Merger pursuant to this Agreement (subject to any requirement to treat a portion as imputed interest), except to the extent reasonably determined by the Parent in the event of a dispute with, or contrary guidance or instruction is issued by, a taxing authority.

1.5.3.5
Resolution of Disputes. If the Representatives timely deliver an Earn-Out Dispute Notice to the Parent and the Parent and the Representative are unable to mutually agree on the Earn-Out Amount within ten (10) business days following receipt by the Parent of the Earn-Out Dispute Notice (calculated without including the date of receipt), the Parent and the Representatives shall mutually agree on a nationally-recognized independent public accounting firm in the United States (the “Independent Accountant”) to review the Earn-Out Statement and the Earn-Out Dispute Notice (and all related information and documentation provided by the parties to the Independent Accountant), which review shall be limited to a determination of the Earn-Out Amount that is to be determined solely in accordance with the terms and provisions of this paragraph 1.5.3 (the Earn-Out Amount, as determined by the Independent Accountant, the “Accountant’s Earn-Out Amount”). Any meetings of the parties required in connection with the resolution of any such dispute shall take place in Atlanta, Georgia, unless the Representatives and the Parent agree otherwise. The Independent Accountant’s determination shall be final and binding on all parties absent manifest error in the application of this paragraph 1.5.3. The costs of the Independent Account shall be borne as follows: 50% shall be borne by the Parent and 50% shall be proportionately borne by the Company Stockholders and may be paid with the Parent’s consent from the Escrow Amount.

1.5.3.6
No Other Representations, Warranties or Commitments. The Company, and each of the Company Stockholders in his, her or its Letter of Transmittal, will expressly acknowledge and agree that this paragraph 1.5.3 contains the entire agreement with respect to the Parent’s, Merger Sub’s and the Surviving Corporation’s obligations in connection with the achievement of the earn-outs described in this paragraph 1.5.3.

1.5.3.7
Payment and Allocation of Earn-Out Amount. Subject to the terms of this Agreement and the first $1.0 million of such Earn-Out Amount being retained and placed by the Parent in an escrow account to be held by the Escrow Agent pursuant to paragraphs 1.5.3.1 and 4.1 and the Escrow Agreement, the Earn-Out Amount, if any, for any Fiscal Year during the Earn-Out Period shall be paid by the Parent to the Paying Agent, in good funds, within 30 days after the date that the Earn-Out Statement is delivered to the Representatives, unless the Representatives deliver to the Parent an Earn-Out Dispute Notice pursuant to the terms of this paragraph 1.5.3. If an Earn-Out Dispute Notice is delivered to the Parent pursuant to the terms hereof, then such Earn-Out Amount shall be paid by the Parent or the Surviving Company to the Paying Agent, in good funds, within 30 days after the Earn-Out Amount is resolved pursuant to the terms hereof and the determination of the Earn-Out Amount becomes final and binding, except as otherwise provided in this Agreement. The Earn-Out Amount for a Fiscal Year received by the Paying Agent shall be paid by the Paying Agent to those Company Stockholders that have delivered to the Parent or Paying Agent, whichever is applicable, his, her or its Company certificates, duly endorsed and assigned to the order of the Parent by such Company Stockholder, representing all of such Company Common Stock owned by such Company Stockholder, the Letter of Transmittal, duly executed by such Company Stockholder and, if an Accredited Stockholder, a completed Subscription Agreement duly executed by such Accredited Stockholder, with that portion of such Earn-Out Amount for that Fiscal Year to be paid to such Company Stockholder to be based on the number of shares of the Company Common Stock owned by such Company Stockholder, with the amount per share determined by dividing the Earn-Out Amount for that particular Fiscal Year, if any, by the number of shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time; provided, however, that it is acknowledged and agreed that the first $1.0 of the Earn-Out Amount to be paid shall not be paid by the Parent and/or Surviving Company to the Company Stockholders or the Paying Agent but shall be placed and deposited into escrow with the Escrow Agent pursuant to paragraph 4.1.

1.5.3.8
Earn-Out Amount Limitations. Notwithstanding anything to the contrary contained herein, the Parent shall not be obligated, and the Company Stockholders shall have no right to receive, (i) any Earn-Out Amounts in excess of an aggregate amount of $4.6 million paid during the Earn-Out Period, and (ii) any Earn-Out Amount for any fiscal year beginning after the expiration of the Earn-Out Period.

1.5.3.9
Other Representations and Covenants Regarding the Earn-Out Amount. The parties hereto acknowledge, and the Company Stockholders shall acknowledge in the Letter of Transmittal, that the Earn-Out Amount (i) shall not bear interest, (ii) shall not be secured with any assets of the Parent, the Surviving Company or any of their Affiliates, (iii) are non-negotiable and there shall be no market for the Earn-Out Amounts, or any portions thereof, and (iv) may not be transferred, negotiated, pledged or assigned in any manner or for any reason by any of the Company Stockholders, and that any such transfer, negotiation, pledge or assignment of any of the Company Stockholders interest in and to Earn-Out Amount shall be null and void and of no force or effect; except, upon the death of a Company Stockholder, the deceased Company Stockholder’s interest may be transferred or assigned to such Company Stockholder’s designated beneficiary in accordance with the terms of his or her will or if such Company Stockholder dies intestate, pursuant to intestate succession, provided such beneficiary acknowledges in writing to the Parent that he or she shall be subject to the terms of this paragraph 1.5.3.9 in connection with the Earn-Out Amount.

1.5.4
Adjustment to Purchase Price. The Company has provided to the Parent a true and correct copy of an unaudited balance sheet of the Company, consolidated with PEcoS, as of January 31, 2007, which balance sheet has been prepared in good faith and in accordance with GAAP and adjusted on a pro forma basis as though all of the assets constituting the Pre-Closing Distributions (as defined in paragraph 9.23) had been transferred, dividended, assigned or distributed by the Company pursuant to the terms of paragraph 9.23 prior to January 31, 2007 (the “Adjusted January 31,

2007 Balance Sheet”). The Adjusted January 31, 2007 Balance Sheet shows the amount of “Net Assets” (for the purposes of this paragraph 1.5.4“Net Assets” is that amount which is the resultant amount determined by subtracting from Total Assets, excluding from Total Assets all of the assets constituting the Pre-Closing Distributions, of the combined Company and PEcoS, the Total Liabilities of the combined Company and PEcoS) of the Company, as consolidated with PEcoS, of $1,135,789 (the “January 31, 2007 Combined Net Assets”). The Adjusted January 31, 2007 Balance Sheet also reflects customary and appropriate accruals, including, without limitation, operating expenses, accounts receivable (billed and unbilled), bad debt reserves, prepaid expenses, inter-company debts, fixed assets, security deposits, goodwill, investments, deferred Tax assets, accounts payable, accrued payables, deferred income, Taxes payable by the Company and PEcoS, accrued payroll and other Liabilities of the Company and PEcoS, on a consolidated basis, including, without limitation, the Lender Debt and the Shareholder Debt.

Not less than three (3) business days prior to the Closing Date, the Company and the Parent shall, with the assistance of their respective agents and representatives, prepare an unaudited balance sheet of the Company, consolidated with PEcoS, as of three (3) business days prior to the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in good faith and in accordance with GAAP and shall be adjusted on a pro forma basis (i) to include all cash held by the Company as of the date of the Closing Balance Sheet to be deposited by the Company into the Company’s bank account at the Closing as the result of the exercise immediately prior to the Closing of Company Stock Options or Company Warrants, and (ii) as though all of the assets constituting the Pre-Closing Distributions had been transferred, dividended, assigned or distributed by the Company pursuant to the terms of paragraph 9.23 prior to the date of the Closing Balance Sheet. The Closing Balance Sheet shall also reflect customary and appropriate accruals, including, without limitation, operating expenses, accounts receivable (billed and unbilled), bad debt reserve, prepaid expenses, inter-company debts, fixed assets, security deposits, goodwill, investments, deferred Tax assets, accounts payable, accrued payables, deferred income, Taxes payable by the Company and PEcoS, accrued payroll and other Liabilities of the Company and PEcoS, on a consolidated basis, including, without limitation, all of (i) the Broker’s Fee (as defined in paragraph 7.21) and all legal, accounting, consulting, investment banking, and other fees and expenses incurred and to be incurred by the Company and PEcoS in connection with or as a result of the Merger and the Pre-Closing Distributions, (ii) the Lender Debt and (ii) the Shareholder Debt.

If the combined Net Assets of the Company, as consolidated with PEcoS, as reflected on the Closing Balance Sheet, is less than the January 31, 2007 Combined Net Assets, then the Purchase Price shall be reduced by the dollar amount that such is less than the January 31, 2007 Combined Net Assets. If the combined Net Assets of the Company, as consolidated with PEcoS, as reflected on the Closing Balance Sheet, is greater than the January 31, 2007 Combined Net Assets, then the Purchase Price shall be increased by the dollar amount that such is greater than the January 31, 2007 Combined Net Assets. Such reduction or increase to the Purchase Price as provided above shall be reflected by adjusting on a pro-rata basis that portion of the Purchase Price payable under and pursuant to paragraphs 1.5(i) and 1.5(ii)(a) and (b) by the dollar amount of such reduction or increase. If for any reason the Closing Balance Sheet does not reflect all of the Liabilities to be paid by the Company or PEcoS as required above in connection with the Broker’s Fees and legal, accounting, consulting, investment banking and other fees and expenses (collectively, the “Additional Merger Expenses”) incurred or to be incurred by the Company and/or PEcoS in connection with or relating to the Merger or the Pre-Closing Distributions, then the balance of the Purchase Price shall be reduced by the amount of such Additional Merger Expenses, by reducing on a pro-rata basis that portion of the Purchase Price payable under and pursuant to paragraphs 1.5(i) and 1.5(ii)(a) and (b) by the amount of such Additional Merger Expenses.

1.5.5	Intentionally Omitted.

1.5.6
Paying Agent Agreement. As a condition precedent to the Closing, the Parent, the Representatives (as defined in paragraph 4.1.1) and the Paying Agent shall have entered into the Paying Agent Agreement, a copy of which is attached hereto as Exhibit F (“Paying Agent Agreement”), which Paying Agent Agreement shall provided, among other things, that the Paying Agent shall pay the Purchase Price to be paid to the Company Stockholders shall be paid by the Paying Agent in accordance with the Terms of paragraphs 1.5.1, 1.5.2, and 1.5.3, that any fees due to the Paying Agent for services rendered shall be paid out of, or deducted from, the funds constituting the Purchase Price received by the Paying Agent, and that the originals of Company certificates and endorsements thereof and the executed Letter of Transmittals received by the Paying Agent shall be delivered to the Parent within seven (7) business days after receipt thereof by the Paying Agent, with the Paying Agent retaining copies thereof The Company Stockholders shall direct the Parent and the Surviving Company, in the Letter of Transmittal, to pay the Purchase Price (as adjusted) to the Paying Agent, subject to the terms of paragraph 1.5, and the Paying Agent Agreement. The Letter of Transmittal shall, among other things, direct the Parent and the Surviving Company to deliver the Purchase Price (as adjusted and subject to the terms hereof) and in the name of the Paying Agent, be held pursuant to the terms of paragraph 1.5 and the Paying Agent Agreement.

1.6
Further Assurances. If, at any time after the Effective Time, the Surviving Company determines or is advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Company the title to any property or right of the Constituent Companies acquired or to be acquired by reason of, or as a result of, the Merger or to otherwise carry out the purposes of this Agreement or effect the Merger, the Surviving Company and its managers, officers and directors shall execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Company, and the officers and directors of the Constituent Companies and the managers, officers and directors of the Surviving Company are fully authorized in the name of the Constituent Companies or otherwise to take any and all such action for the purposes set forth in this paragraph 1.6.

2. Appraisal Rights. As a condition precedent to the Merger, no holders representing more than one percent (1%) of the aggregate amount outstanding as of the Closing of the Company Common Stock shall have exercised the holder’s appraisal rights under the Washington BCA, other than any such shareholder of the Company who asserts appraisal rights in connection with the Merger (a “Dissenter”), but prior to the Closing (a) fails to establish entitlement to such rights as provided in the Washington BCA or (b) has effectively withdrawn demand for payment for such shares or waived or lost this right to such payment under the appraisal rights process under the Washington BCA. The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. If any of the Company Stockholders (as defined in paragraph 1.5) exercise any appraisal rights, then the Escrow Agent shall transfer to the Parent out of the Escrow Amount an amount equal to the amount that the Parent or the Surviving Company is required to pay to a Dissenter as a result thereof, plus all legal and consulting fees and expenses incurred by the Parent or the Surviving Company as a result of such action.

3. Closing. Pursuant to the terms and subject to the conditions set forth in this Agreement, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Kirkpatrick & Lockhart Preston Gates Ellis, LLP at 10:00 a.m. local time, on the second business day following the satisfaction or waiver of the conditions set forth in paragraph 25 of this Agreement (other than conditions which by their terms are to be or can be performed prior to the Closing; provided that such conditions are satisfied at the Closing). The date on which the Closing shall occur is referred to herein as the “Closing Date.” On the business day immediately preceding the Closing Date, Parent, Merger Sub, the Company and PEcoS shall conduct a pre-Closing at the same location as the Closing, commencing at 10:00 a.m. local time, at which each party shall present for review by the other parties copies in execution form of all documents required to be delivered by such party at the Closing.

4. Escrow; Payment of Shareholder Debt.

4.1
Escrow. Subject to the terms and conditions of this Agreement, the first $1.0 million of the Earn-Out Amount payable by Parent or the Surviving Company pursuant to the terms of this Agreement shall be deposited by the Parent in escrow (the “Escrow Amount”) in lieu of paying such to the holders of the Company Stockholders that would otherwise be entitled to receive such pursuant to paragraph 1.5.3, with such Escrow Amount to be held by and in the name of the Escrow Agent for the period ending on the second anniversary of the date that the full $1.0 million is placed into escrow by the Parent pursuant to the terms hereof (the “Escrow Period”) and for such further period as may be required pursuant to the Escrow Agreement. The Escrow Amount shall be allocated among the Persons entitled to receive them in the same proportions as the Purchase Price is allocated among them, pursuant to paragraph 1.5, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Representative referred to in paragraph 4.1.1, and an escrow agent to be mutually designated by the Parent and the Representatives (as defined in paragraph 4.1.1) prior to the Closing (the “Escrow Agent”), in substantially the form annexed hereto as Exhibit G (the “Escrow Agreement”). The Company Stockholders hereby direct, in the Letter of Transmittal, the Parent and the Merger Sub to issue the Escrow Amount in the name of the Escrow Agent, and to deliver such Escrow Amount to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement. The Letter of Transmittal shall, among other things, direct the Parent and the Merger Sub to deliver the Escrow Amount to, and in the name of, the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement.

4.1.1
Escrow Agreement Representative. The Company hereby designate, and all of the Company Stockholders entitled to receive a portion of the Purchase Price as a result of the Merger shall designate in the Letter of Transmittal, Robert L. Ferguson (“Ferguson”) and William N. Lampson (“Lampson”) (Ferguson and Lampson individually referred to as, the “Representative,” and collectively referred to as, the “Representatives”) to represent the interests of the Company Stockholders s for purposes of the Escrow Agreement and the Paying Agent Agreement. If any Representative ceases to serve in such capacity for any reason, the other Representative shall serve as the sole Representative. If both of the Representatives cease to serve for any reason, the Board of Directors of Parent shall appoint as successor Representative a Person who was a former shareholder of the Company or such other Person as the Parent’s Board of Directors shall designate.

4.2
Shareholder Debt. Within five (5) business days prior to the Closing, the Company shall deliver to the Parent a list of the names and the amount of such Shareholder Debt owing to each Shareholder, together with the accrued and unpaid interest thereon, and the mailing address of each Shareholder to whom such Shareholder Debt is owing. At the Closing, the Parent shall pay to the respective Shareholder that portion of the Shareholder Debt owing to such Shareholder as listed in the list provided by the Company to the Parent.

5. Withholding; Purchase of Parent Common Stock.

5.1
Required Withholding. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of any Taxes (as defined in paragraph 7.19) or under any other applicable Legal Requirements (as defined in paragraph 30.2(b)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

6. Intentionally Omitted.

7. Representations and Warranties of the Company. The Company and PEcoS, jointly and severally, hereby represent and warrant to, and covenants with, Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing and noted for that particular paragraph for which there is an exception in the Company’s Disclosure Schedule, dated as of the date hereof, certified by a duly authorized officer of the Company and attached hereto (the “Company Disclosure Schedule”), as follows:

7.1	Organization and Qualification.

7.1.1
Authority. Each of the Company and PEcoS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company and PEcoS to be conducted. Each of the Company and PEcoS is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company and PEcoS to be conducted. Complete and correct copies of the certificates of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Company Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any term, condition or provision of the Company Charter Documents. Complete and correct copies of the certificates of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “PEcoS Charter Documents”) of PEcoS, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. PEcoS is not in violation of any term, condition or provision of the PEcoS Charter Documents.

7.1.2
Certification. Each of the Company and PEcoS is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in such jurisdictions in which a failure to be so qualified or licensed as a foreign corporation would not result, or reasonably be expected to result, in any Material Adverse Effect. Each jurisdiction in which each of the Company and PEcoS is so qualified or licensed is listed in Schedule 7.1.2 of the Company Disclosure Schedule.

7.1.3
Minute Books. The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Company Corporate Records”) since the time of the organization. Copies of the Company Corporate Records have been heretofore delivered to Parent or Parent’s counsel. The minute books of the PEcoS contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“PEcoS Corporate Records”) since the time of the organization. Copies of the PEcoS Corporate Records have been heretofore delivered to Parent or Parent’s counsel.

7.1.4
Ledger. The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of organization. The stock transfer, warrant and option transfer and ownership records of the PEcoS contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the PEcoS since the time of organization. Copies of such records of the Company and PEcoS have been heretofore delivered to Parent or Parent’s counsel.

7.2
Subsidiaries. Except as set forth on Schedule 7.2 of the Company Disclosure Schedule, the Company has no Subsidiaries (as defined below) other than PEcoS and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. PEcoS has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. For purposes of this Agreement, a “Subsidiary” with respect to any entity referred to in this Agreement shall mean a corporation, limited liability, partnership, limited partnership or other entity, of which the entity owns directly or indirectly 50% or more of the outstanding equity or voting power to vote for the election of a majority of the directors.

7.3	Capitalization.

7.3.1
Company Capital Stock. The authorized capital stock of the Company consists of 97,000,000 shares of Company Common Stock and 3,000,000 shares of Company Preferred Stock (“Company Preferred Stock”), of which 10,707,818 shares of Company Common Stock are issued and outstanding and no shares of Company Preferred Stock are issued and outstanding. All of the shares of issued and outstanding Company Common Stock are validly issued, fully paid and nonassessable.

7.3.2
PEcoS Capital Stock. The authorized Capital Stock of PEcoS consists solely of 10,000,000 of Common Stock, no par value (“PEcoS Common Stock”), of which 3,803,540 shares of PEcoS Common Stock are issued and outstanding. No shares of PEcoS preferred stock are authorized for issuance. All of the shares of issued and outstanding PEcoS Common Stock are owned beneficially and of record by the Company and are validly issued, fully paid and nonassessable.

7.3.3
Company Stock Options and Company Warrants. Except as set forth in Schedule 7.3.3 of the Company Disclosure Schedule, as of the date of this Agreement (a) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Company or other parties (“Company Stock Options”), and (b) no shares of Company Common Stock or Company Preferred Stock are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Company Stock Options) to purchase Company Common Stock or Company Preferred Stock (“Company Warrants”). No shares of the Company’s Preferred Stock are reserved for issuance upon the exercise of outstanding options or warrants, and no shares of the Company’s Preferred Stock are issuable upon the exercise of outstanding options or warrants. All outstanding shares of Company Common Stock and all outstanding Company Stock Options and Company Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in paragraph 7.24). Immediately prior to the Closing all Company Stock Options and Company Warrants shall have been exercised in full or terminated on terms reasonably satisfactory to Parent, without the Company or PEcoS being obligated to pay any consideration for such termination, and at the Closing no Company Stock Options or Company Warrants will be outstanding. The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and Company Warrants and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders’ Company Stock Options and the Company Warrants.

7.3.4	PEcoS Options and Warrants. There are no outstanding options, warrants or other rights to purchase PEcoS Common Stock or shares PEcoS preferred stock.

7.3.5
Other Rights Respecting Stock. Except as set forth in Schedule 7.3.5 to the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or PEcoS is a party or by which the Company or PEcoS is bound obligating the Company or PEcoS to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or PEcoS or obligating the Company or PEcoS to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. No outstanding shares of Company Common Stock, Company Preferred Stock or PEcoS Common Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement. There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company or PEcoS is a party or by which the Company or PEcoS is bound with respect to any equity security of any class of the Company or PEcoS. At the Closing, neither the Company nor PEcoS shall be subject to or have outstanding any subscriptions, options, warrants, calls, rights or interest, commitments or agreements to issue, deliver or sell, or caused to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interest or similar ownership interest of the Company or PEcoS.

7.4
Authority Relative to this Agreement. Each of the Company and PEcoS has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Merger). Subject to approval of this Agreement by the Company Stockholders, the execution and delivery of this Agreement and the consummation by the Company and PEcoS of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors), subject in all cases to the satisfaction of the terms and conditions of this Agreement, and, subject to approval of this Agreement by the Company Stockholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Washington BCA and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and PEcoS and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company and PEcoS, enforceable against the Company and PEcoS in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

7.5
No Conflict. The execution and delivery of this Agreement by the Company and PEcoS do not, and the performance of this Agreement by the Company and PEcoS shall not, (a) conflict with or violate the Company Charter Documents or the PEcoS Charter Documents, (b) except as set forth in Schedule 7.5 to the Company Disclosure Schedule, conflict with or violate any Legal Requirements (as defined in paragraph 30.2(b)), (c) except as set forth in Schedule 7.5 to the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or PEcoS’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or PEcoS pursuant to, any Company Contracts, or (d) except as set forth in Schedule 7.5 to the Company Disclosure Schedule, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contracts, including any “change in control” or similar provision of any Company Contracts.

7.6
Required Filings and Consents. Except as set forth in Schedule 7.6 to the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and PEcoS does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party

(including, without limitation, lenders and lessors), other than applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Blue Sky Laws, and the rules and regulations thereunder.

7.7
Compliance. Except as set forth in Schedule 7.7 to the Company Disclosure Schedule, each of the Company and PEcoS has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any Legal Requirements has been received by the Company or PEcoS (and neither the Company nor PEcoS has knowledge of any such notice delivered to any other Person). Neither the Company nor PEcoS is not in violation of any term of any Material Company Contracts to which it is a party.

7.8	Financial Statements.

7.8.1
Audited Financials. The Company will provide to the Parent a correct and complete copy of the audited financial statements of PEcoS for fiscal year ended September 30, 2006 (“PEcoS Audited Financial Statements”), with the PEcoS Audited Financial Statements being prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), Regulation S-X and meeting the requirements for inclusion in the Parent’s Form 8-K in connection with this Merger, and with the Assumed Debt being pushed down to PEcoS as required by SAB Topic IBI. The PEcoS Audited Financial Statements for fiscal year ended September 30, 2006, being prepared in a manner reasonably satisfactory to the Parent and BDO Seidman, LLP, the Parent’s independent auditors. The PEcoS Audited Financial Statements will fairly present in all material respects the financial position of PEcoS as of September 30, 2006 and the results of its operations and cash flows for the periods indicated.

7.9
Books and Records. The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of each of the Company and PEcoS have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

7.10
Receivables. The outstanding accounts and notes receivable of the Company and PEcoS, net after deduction of applicable reserves, (a) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (c) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (d) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (e) are not the subject of any actions or proceedings brought by or on behalf of the Company.

7.11
Aggregate Liabilities. At the Closing, the Liabilities of the Company and PEcoS, on a consolidated basis, either accrued, absolute, contingent or otherwise, shall consist solely of (i) the debt of the Company under its bank credit facilities in the aggregate principal amount not exceeding $9,001,532, plus accrued and unpaid interest thereon, as listed on Schedule 7.11 of the Company Disclosure Schedule as Company Lender Debt (“Lender Debt”), (ii) the Shareholder Debt (as defined in paragraph 7.27), (iii) the Liabilities of PEcoS as reflected in the PEcoS Audited Financial Statements for fiscal year ended September 30, 2006, and (iv) those trade payables of PEcoS incurred, consistent with past practices of PEcoS, in the ordinary and normal course of PEcoS’ business from September 30, 2006 to the Closing (the Liabilities referenced to in (i) through (iv) above collectively, the “Liabilities at Closing”). As of the Closing, the Company and PEcoS shall not be liable or obligated for any Liabilities other than the Liabilities at Closing. For the purposes of this Agreement, “Liabilities” shall mean any and all debts, liabilities and obligations of the Company and PEcoS, either accrued, absolute, contingent, known or unknown, matured or unmatured or otherwise. All Liabilities of the Company, other than the Lender Debt and the Shareholder Debt, shall have been paid in full by the Company prior to the Closing or resolved by the Company without any Liability to the Company, PEcoS, the Parent or the Surviving Company after the Closing, in a manner reasonably satisfactory to the Parent.

7.12	No Undisclosed Liabilities. At the Closing, the Company and PEcoS, on a consolidated basis, shall have no Liabilities of any nature other than the Liabilities at Closing.

7.13
Absence of Certain Changes or Events. Since September 30, 2006, there has not been: (a) any Material Adverse Effect pertaining to the Company or PEcoS, (b) except as permitted pursuant to paragraph 9.23 of this Agreement as to Pre-Closing Distributions in accordance with paragraph 9.23, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company Common Stock, PEcoS Common Stock or any purchase, redemption or other acquisition by the Company or PEcoS of any of the Company Common Stock, PEcoS Common Stock or any other securities of the Company or PEcoS or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of the Company’s or PEcoS capital stock, (d) any granting by the Company or PEcoS of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or PEcoS of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or PEcoS of any increase in severance or termination pay or any entry by Company or PEcoS into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company or PEcoS of the nature contemplated hereby, (e) entry by the Company or PEcoS into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in paragraph 7.23.2 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company or PEcoS with respect to any Governmental Entity, (f) any material change by the Company or PEcoS in its accounting methods, principles or practices, (g) any change in the auditors of the Company or PEcoS, (h) any issuance of capital stock of the Company or PEcoS, (i) any revaluation by the Company or PEcoS of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or PEcoS other than in the ordinary course of business, or (j) any agreement, whether written or oral, to do any of the foregoing.

7.14
Litigation. Except as disclosed in Schedule 7.14 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company or PEcoS, threatened against the Company or PEcoS before any court, administrative agency, governmental department, commission, agency, instrumentality or regulatory authority, or any domestic or foreign, federal, state or local authority (a “Governmental Entity”), or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or PEcoS or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

7.15
Obligations to Employees. All obligations of the Company and PEcoS or their Affiliates, whether arising by operation of law, contract, agreement or otherwise, for payments to trusts or other funds or to any Governmental Entity or to any employees, directors, officers or agents (or any of their respective heirs, legatees, beneficiaries or legal representatives) or under or pursuant to the Recipient Contract (as defined below) with respect to profit-sharing, pension or retirement benefits, or any other employee benefit of any kind whatsoever have been paid or will be paid prior to the Closing. All legally enforceable obligations of the Company or PEcoS, whether arising by operating of law, contract, agreement or otherwise, for bonuses or other forms of compensation or benefits which are, or may become, payable, to any of their employees, directors, officers or agents (or their respective heirs, legatees, beneficiaries or legal representatives) with respect to periods ending on or before the Closing have been paid or adequate accruals for payment thereof are reflected as Liabilities in the PEcoS Audited Financial Statements. All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company or PEcoS has Liability (collectively, the “Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all Liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company or PEcoS. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company or PEcoS, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or PEcoS, threatened by any Governmental Entity with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Neither the Company nor PEcoS has any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Parent, the Company, or PEcoS (other than ordinary administration expenses and expenses for benefits accrued but not yet paid). Prior to Closing, PEcoS shall terminate the Recipient Contract, dated September 15, 2003, between PEcoS and Human Resource Novations, Inc. (`RN”), as may have been amended (the “Recipient Contract”), and such termination shall not result in any Liability to the Company, PEcoS, the Parent or the Surviving Company in any manner. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, termination of the Recipient Contract or termination of employees of the Company and PEcoS prior to Closing will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company or PEcoS under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, (c) result in the acceleration of the time of payment or vesting of any such benefits, or (d) result in any Liability to the Company, PEcoS, the Parent or the Surviving Company.

7.16
Labor Matters. Neither the Company nor PEcoS is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or PEcoS. Neither the Company nor PEcoS knows of any activities or proceedings of any labor union to organize any such employees. As of the Closing, PEcoS has no employees.

7.17
Restrictions on Business Activities. Except as disclosed in Schedule 7.17 of the Company Disclosure Schedule, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or PEcoS or their respective assets or to which the Company or PEcoS is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or PEcoS, any acquisition of property by the Company or PEcoS or the conduct of business by Company or PEcoS as currently conducted. Each of the Company and PEcoS owns, or has valid rights to use, all properties, rights and other assets necessary for the operation of its business as such business has been operated since the date of its incorporation.

7.18	Title to Property.

7.18.1
Real Property. All real property owned by the Company or PEcoS (including improvements and fixtures thereon, easements and rights of way) is described in Schedule 7.18.1 of the Company Disclosure Schedule. Except as set forth in Schedule 7.18.1 of the Company Disclosure Schedule, the Company and PEcoS have good, valid and marketable fee simple title to the real property owned by it, all of such real property is held free and clear of (a) all leases, licenses and other rights to occupy or use such real property and (b) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than rights of way, easements or title exceptions accepted in writing by Parent, as evidenced by the Title Commitment issued to Parent in accordance with paragraph 25.3.7 of this Agreement. Schedule 7.18.1 of the Company Disclosure Schedule contains a list of all options or other contracts under which the Company or PEcoS has a right to acquire any interest in real property.

7.18.2
Leases. All leases of real property held by the Company or PEcoS and all leases of personal property and other property and assets of the Company or PEcoS owned, used or held for use in connection with the business of the Company or PEcoS (the “Personal Property”) are described in Schedule 7.18.2 of the Company Disclosure Schedule. All leases pursuant to which Company or PEcoS leases from others real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or PEcoS or, to the Company’s and PEcoS’ knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default).

7.18.3
Personal Property. Each of the Company and PEcoS has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in Schedule 7.18.3 of the Company Disclosure Schedule, all of which Liens will be released and terminated prior to the Closing.

7.19
Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts. Except as set forth in Schedule 7.19 of the Company Disclosure Schedule:

(a)
The Company and PEcoS have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by either of them with any Tax authority prior to the date hereof. All such Returns are true, correct and complete in all material respects. The Company and PEcoS (i) have paid all Taxes shown to be due and payable on such Returns and (ii) do not owe any Taxes as a result of its operations for its fiscal year ended September 30, 2006. Neither the Company nor PEcoS shall owe any Taxes in any manner as a result of the Pre-Closing Distributions.

(b)
All Taxes that the Company and PEcoS are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)
Neither the Company nor PEcoS has not been delinquent in the payment of any material Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or PEcoS, nor has the Company or PEcoS executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)
To the knowledge of the Company, no audit or other examination of any Return of the Company or PEcoS by any Tax authority is presently in progress. Neither the Company nor PEcoS has been notified of any request for such an audit or other examination.

(e)	No adjustment relating to any Returns filed by the Company or PEcoS has been proposed in writing, formally or informally, by any Tax authority to the Company, PEcoS or any representative thereof.

(f)
Neither the Company nor PEcoS has any Liability for any unpaid Taxes which have not been accrued for or reserved on the PEcoS Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company or PEcoS in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company or PEcoS.

7.20
Environmental Matters. Except as disclosed in Schedule 7.20 of the Company Disclosure Schedule: (a) the Company and PEcoS has complied with all applicable Environmental Laws; (b) the properties currently operated by the Company and PEcoS (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances that would be a violation of any Legal Requirements; (c) the properties formerly owned or operated by the Company or PEcoS were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or PEcoS or, to the Company’s knowledge, during any prior period; (d) neither the Company nor PEcoS is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) neither the Company nor PEcoS has not been associated with any release or threat of release of any Hazardous Substance; (f) neither the Company nor PEcoS has received any notice, demand, letter, claim or request for information alleging that the Company or PEcoS may be in violation of or liable under any Environmental Law; and (g) neither the Company nor PEcoS is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

7.20.1
Environmental Law. As used in this Agreement, the term “Environmental Law” means any federal, state, or local statutes, laws, ordinances, codes, rules, regulations, orders, judgments, consents, agreements, permits, or decrees, including without limitation, laws, statements, ordinances, codes, rules, regulations, orders, judgments, permits, consents, agreements or devices relating to management, emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including without limitation, air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances, including without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., the Federal Hazardous Materials Transportation Act, the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq. (“RCRA”), the Federal Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq., the Federal Clean Air Act, as amended 42 U.S.C. §§ 7401 et seq., the Federal Water Pollution Control Act, as amended 33 U.S.C. §§ 1251 et seq., the National Environmental Policy Act, as amended, 42 U.S.C. §§ 4321 et seq., the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. § 401 et seq., any and all other analogous state and local statutes, and any rules, regulations, ordinances, codes, orders, judgments, consents, agreements, or devices promulgated or issued under any of the foregoing.

7.20.2
Hazardous Substance. As used in this Agreement, the term “Hazardous Substance” means (a) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, chemicals, waste, or petroleum products (including materials to be recycled, reconditioned or reclaimed) and any pollution or other toxic or hazardous substances as defined, listed, or regulated under any of the Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (c) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

7.21
Brokers and Payment of Broker’s Fee. Neither the Company or PEcoS has incurred, nor will they incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby, except the Company has engaged Sanders Morris Harris, Inc. (the “Broker”), as a broker in connection with the sale of the Company and/or PEcoS, with the broker’s fee in connection with this Merger being 1.5% of the Purchase Price (the “Broker’s Fee”), and neither the Company, PEcoS, the Surviving Company nor the Parent shall be obligated to pay any portion of the Broker’s Fee after the Closing

7.22
Condition of Plant, Machinery and Equipment. Except as listed on Schedule 7.22 of the Company Disclosure Schedule, all of the items of the property, plant and equipment owner, operated or leased by Company and PEcoS and in current use and operation are, in all material respects, in good condition and repair, reasonable wear and tear excepted.

7.23	Intellectual Property.

7.23.1
Ownership; Infringement. The Company or PEcoS owns and has good and exclusive title to each material item of Company and PEcoS’ Intellectual Property owned by either of them, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business) and used by PEcoS in its operation or conduct of its business, and PEcoS is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of PEcoS, including the sale of any products or the provision of any services by PEcoS. The operation of the business of PEcoS as such business currently is conducted, including PEcoS’ use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. To the Company’s or PEcoS’ knowledge after due inquiry, the operation of the business of the Company or PEcoS, as such businesses are currently conducted, including the Company’s or PEcoS’ use of any product, devise or process, has not and does not infringe any issued patents or trademark of any third party. No PEcoS Intellectual Property or Company or PEcoS Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product. All of the Patents, registered Copyrights, and Trademarks owned by, or licensed exclusively to the Company or PEcoS is listed in Schedule 7.23 of the Company Disclosure Schedule.

7.23.2
Definitions. For the purposes of this Agreement, the following terms have the following definitions: “Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”), software and software programs, domain names, uniform resource locators and other names and locators associated with the Internet industrial designs and any registrations and applications therefor, trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”), all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing (as applicable); (b) “PEcoS Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, PEcoS, including software and software programs developed by or exclusively licensed to the PEcoS (specifically excluding any off the shelf or shrink-wrap software); and (c) “Company or PEcoS Products” means all current versions of products or service offerings of Company or PEcoS.

7.24
Agreements, Contracts and Commitments. Schedule 7.24 of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement,

(a)
the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company or PEcoS is a party or by or to which any of the properties or assets of Company or PEcoS may be bound, subject or affected (including without limitation notes or other instruments payable to the Company or PEcoS), and

(b)
the term “Material Company Contracts” shall mean (i) each Company Contract (A) providing for payments (present or future) to the Company or PEcoS in excess of $25,000 in the aggregate or (B) under which or in respect of which the Company or PEcoS presently has any Liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $25,000, (ii) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company or PEcoS and (iii) without limitation of subclause (A) or subclause (B), each of the following Company Contracts: (1) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or PEcoS by or to any officer, director, shareholder or member of his or her immediate family (each, an “Insider”) of the Company or PEcoS; (2) any guaranty, direct or indirect, by the Company or PEcoS or any Insider of the Company or PEcoS of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business; (3) any Company Contract of employment; (4) any Company Contract made other than in the ordinary course of business; (5) any Company Contract providing for the grant of any preferential rights to purchase or lease any asset of the Company or PEcoS; (6) any Company Contract providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or PEcoS; or (7) any obligation to register any shares of the capital stock or other securities of the Company or PEcoS with any Governmental Entity; (8) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons; (9) any collective bargaining agreement with any labor union; (10) any lease or similar arrangement for the use by the Company or PEcoS of real property or personal property; (11) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and (12) any Company Contract to which any Insider of the Company or PEcoS is a party.

Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) and of all outstanding offers and proposals of the Company or PEcoS have been heretofore delivered to Parent or Parent’s counsel. Except as set forth in Schedule 7.24 of the Company Disclosure Schedule, neither the Company or PEcoS nor, to the best of Company’s or PEcoS’ knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, except for the delayed payment of funds due to PEcoS as accurately reflected in PEcoS’ accounts receivable aging schedule delivered to the Parent at least one business day prior to the Closing. Each Material Company Contract or commitment to which the Company or PEcoS is a party or by which it is bound that has not expired by its terms is in full force and effect. Neither the Company nor PEcoS has received any notice, written or oral, of anticipated termination of any Material Company Contract by any other party thereto. Except for the Lender Debt as set forth in Schedule 7.11 of the Company Disclosure Schedule, the Company has no indebtedness for borrowed money.

7.25
Insurance. Schedule 7.25 of the Company Disclosure Schedule sets forth the Company’s and PEcoS’ insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of the Company. The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s and PEcoS’ business and operations, including any insurance required to be maintained by Company Contracts and PEcoS’ Contracts.

7.26
Governmental Actions/Filings. Except as set forth in Schedule 7.26 of the Company Disclosure Schedule, the Company and PEcoS have been granted and hold, and have made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for (a) emission or discharge of effluents and pollutants into the air and the water and (b) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company and PEcoS of their businesses (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company and PEcoS, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 7.26 of the Company Disclosure Schedule, will not expire prior to December 31, 2007, and the Company and PEcoS are in compliance with all of their obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings. Except as set forth in Schedule 7.26 of the Company Disclosure Schedule, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company and PEcoS to enable it to continue to conduct their businesses and operations and use their properties after the Closing in a manner which is consistent with current practice. For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

7.27
Interested Party Transactions. Except as set forth in Schedule 7.27 of the Company Disclosure Schedule, no employee, officer, director or shareholder of the Company or PEcoS or a member of his or her immediate family is indebted to the Company or PEcoS, nor is the Company or PEcoS indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or PEcoS, and (c) for other employee benefits made generally available to all employees. Notwithstanding anything herein to the contrary, as of the date of this Agreement and as of the Closing, the Company’s indebtedness to the Company Stockholders shall not exceed the principal sum of $375,000, plus any accrued and unpaid interest thereon based on the following annual interest rates: $300,000 at an annual interest rate of prime + 4% and $75,000 at an annual interest rate of 8.5% (the “Shareholder Debt”). All of the foregoing indebtedness between the foregoing shall be fully paid or described prior to the Closing, except for Shareholder Debt. Except as set forth in Schedule 7.27 of the Company Disclosure Schedule, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company or PEcoS is affiliated or with whom the Company or PEcoS has a contractual relationship, or in any Person that competes with the Company or PEcoS, except that each employee, shareholder, officer or director of Company or PEcoS and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company or PEcoS. Except as set forth in Schedule 7.27 of the Company Disclosure Schedule no officer or director of the Company or PEcoS or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or PEcoS (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

7.28
Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby, subject to the approval of the shareholders of the Company as required by the Washington BCA, and has resolved to recommend that such shareholders approve the Merger and other transactions contemplated by this Agreement.

7.29
SEC Filings. Parent has previously furnished the Company copies of the following documents which have been filed by Parent with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(a), 14(a), (b) or (c) or 15(d) of the Exchange Act (such documents are hereinafter collectively called the “Parent SEC Filings”):

7.29.1
its Annual Report on Form 10-K for the year ended December 31, 2006 (the “Form 10-K”), which report includes, among other things, consolidated Balance Sheets as at December 31, 2006 and December 31, 2005, and Consolidated Statements of Operations, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of

Changes in Financial Position of Parent for the three year periods ended December 31, 2006, December 31, 2005 and December 31, 2004, examined and reported on by BDO Seidman, LLP, independent certified public accountants; and

7.29.2
quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006, which report includes Consolidated Balance Sheets, Consolidated Statements of Operations and Consolidated Statements of Changes in Financial Position of Parent at and for the respective fiscal period then ended and for the corresponding date and fiscal period for the prior year.

For purposes of this Agreement, all financial statements of Parent shall be deemed to include any notes to such financial statements. The financial statements described in this paragraph 7.29 are hereinafter referred to as the “Parent Financial Statements.”

7.30
Disposition of Assets. Except for the Pre-Closing Distributions described in paragraph 9.23, which shall occur after the date hereof but prior to the Closing, since September 30, 2006 and prior to the Closing, each of the Company and PEcoS has not made, agreed to make and will not make any sale, transfer, dividend, spin-off, or other disposition of any of its properties or assets or surrendered any of its rights with respect thereto. No Permitted Disposition (as defined in paragraph 9.23) has resulted or will result in the imposition or accrual of any Liability for Taxes to the Company or PEcoS.

7.31
Assets of the Company at Closing. As of the Closing and following the Pre-Closing Distributions (as defined in paragraph 9.23), the assets of the Company and PEcoS shall include all of the Assets of the Company at Closing.

7.32
Sensitive Payments. Neither the Company nor PEcoS has made or received, and to their best knowledge, after reasonable due inquiry, none of their officers, directors, employees, agents, shareholders or other representative of the Company or PEcoS or any person acting on behalf of them, has made or received, directly or indirectly, any bribes, kickbacks, illegal political contributions with corporate funds, illegal payments from corporate funds that are falsely recorded on the books and records of the Company or PEcoS, payments to governmental officials in their individual capacities or illegal payments from corporate funds to obtain or retain business.

7.33
Notice. Except as set forth in Schedule 7.33 of the Company Disclosure Schedule, neither the Company nor PEcoS has received actual or constructive notice of any violation of any zoning, use, occupancy, building, or environmental statute, ordinance, regulation, order, or other law or requirement affecting or relating to any activities performed at any time or on any real property owned, leased, or used by the Company nor PEcoS. Neither the Company nor PEcoS has any knowledge of any past, present, or future events, conditions, circumstances, activities, incidents, actions, or plans that may in any way interfere with or limit the continued use of said real property for all present or presently proposed use of said real property.

7.34
Business Prospects. Since September 30, 2006, there has not occurred any event or other occurrence which might have a material adverse effect on the business or business prospects of the Company and PEcoS, except as otherwise set forth in Schedule 7.34 of the Company Disclosure Schedule.

7.35
Representations and Warranties Complete. The representations and warranties of the Company and/or PEcoS included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

7.36	Survival of Representations and Warranties. The representations, warranties and covenants of the Company and PEcoS set forth in this Agreement shall survive the Closing.

8. Representations and Warranties of Parent. Subject to the disclosures set forth in the Parent’s SEC Filings, the Parent represents and warrants to, and covenants with, the Company, as follows:

8.1
Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is not in violation of any of the provisions of the Parent’s Charter Documents. Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

8.2
Merger Sub. Merger Sub is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Merger Sub is not in violation of any of the provisions of the Merger

Sub’s Charter Documents. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business.

8.3
Capitalization. As of March 31, 2007, the authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock”), of which 52,071,244 shares of Parent Common Stock, and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. As of December 31, 2006, (a) 3,099,250 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock (“Parent Stock Options”) and (b) 1,281,731 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock (“Parent Warrants”).

8.4
Authority Relative to this Agreement. Subject to the Parent’s Common Stock to be issued to the Accredited Stockholders pursuant to the terms of this Agreement and the Installment Payments payable to Accredited Stockholders under paragraph 1.5(ii)(b) being exempt from registration under the Securities Act and applicable Blue Sky Laws (as defined below) and approved by the Nasdaq and the BSE to list the additional shares of the Parent Common Stock to be issued to the Accredited Stockholders pursuant to the terms hereof, each of Parent and Merger Sub has full corporate or company power and authority, as applicable to: (a) execute, deliver and perform this Agreement, and each ancillary document that Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, (b) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, (c) to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, this Agreement constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. For the purposes of this Agreement, “Blue Sky Laws” are the securities laws of each of the states and territories of the United States.

8.5
No Conflict. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (a) conflict with or violate Parent’s or Merger Sub’s Charter

Documents, (b) conflict with or violate any Legal Requirements, or (c) subject to the consent of Parent’s lender, PNC Bank, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (b) or (c) (i) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent, (ii) the Parent Common Stock to be issued pursuant to this Agreement being exempt under the Securities Act and applicable Blue Sky Laws and (iv) approval by the Nasdaq and BSE to list the additional shares of Parent Common Stock to be issued in connection with the Merger.

8.6
Required Filings and Consents. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the Nasdaq, the BSE and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business, (b) the Certificates of Merger to be filed with the Washington Secretary of State as required by to the Washington BCA, and (c) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

8.7
Absence of Certain Changes or Events. Except as set forth in Parent SEC Filings and except as contemplated by this Agreement, since December 31, 2005, there has not been: (a) any Material Adverse Effect on Parent, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of Parent’s capital stock, or (d) any event, condition or state of facts (other than the general state of the national economy and proposed federal legislation or regulation) of any character which, to the knowledge of Parent, materially and adversely affects the results of operations results of operations or business or financial condition or properties of the Parent.

8.8
Litigation. Except as set forth in Parent SEC Filings, there are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

8.9	Brokers. Parent has retained the services of Oppenheimer as a broker in connection with the Merger contemplated by this Agreement and will pay a fee to Oppenheimer for such services.

8.10
Listing. Parent Common Stock is quoted on the Nasdaq and listed for trading on the Boston Stock Exchange (“BSE”). There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq, NASD, Inc. (“NASD”), or BSE with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the Nasdaq or BSE.

8.11
Board Approval. The board of directors of Parent (including any required committee of the Board of Directors of Parent) has, as of the date of this Agreement, (a) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (b) determined that the Merger is in the best interests of the shareholders of Parent, and (c) the issuance of Parent Common Stock to the Accredited Stockholders of the Company pursuant to the terms hereof.

8.12
No Breach of Statute or Contract, Governmental Authorizations. Subject to the shares of Parent Common Stock to be issued pursuant to this Agreement and the installment payment payable under paragraph 1.5(ii)(b) being exempt from registration under the Securities Act and applicable Blue Sky Laws and approval by the Nasdaq and the BSE to list the additional shares of the Parent Common Stock to be issued pursuant to this Agreement, neither the execution and delivery of this Agreement by Parent and the Merger Sub nor compliance with the terms and provisions of this Agreement by Parent and the Merger Sub will violate (a) any law, statute, rule or regulation of any governmental authority, domestic or foreign, or will at the Effective Time of the Merger conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental agency or authority to which Parent or the Merger Sub is subject, which in the aggregate would have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or (b) any agreement or instrument to which either of them is a party or by which either of them is bound or constitute a default thereunder which would have a material adverse effect on Parent and its Subsidiaries, taken as a whole or (c) result in the creation of any lien, charge or encumbrance upon any property or assets of Parent or cause any acceleration of maturity of any obligation or loan which would have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or (d) give to others any interest or rights, including rights of termination or cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of Parent or the Merger Sub which would have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

8.13
Status of Parent Common Stock. The shares of Parent Common Stock to be issued by Parent to the Accredited Stockholders pursuant to paragraph 1.5(ii)(c), will be, upon issuance in accordance with the terms hereof and the Subscription Agreement, duly authorized and validly issued, fully paid and nonassessable.

8.14	Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall not survive the Closing.

9. Conduct Prior to the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and PEcoS shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its best efforts consistent with past practices and policies to (a) preserve substantially intact its present business organization, (b) except as otherwise provided in paragraph 9.22, keep available the services of its present officers and employees and (c) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in this paragraph 9 hereto, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and PEcoS shall:

9.1
Severance. not grant any severance or termination pay to any officer or employee, except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

9.2
Intellectual Property. not transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or PEcoS license on an exclusive basis or sell any Intellectual Property of the Company or PEcoS;

9.3
Distribution. not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except for the Pre-Closing Distributions in accordance with paragraphs 7.30 and 9.23;

9.4
Redemptions. not purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

9.5
Stock Issuance. not issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, except upon exercise of the Company Stock Options and Company Warrants prior to the Effective Time pursuant to the terms thereof that are outstanding as of the date of this Agreement;

9.6	Charter. not amend the Company Charter Documents or the PEcoS Charter Documents;

9.7
Acquisitions. not acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business the Company, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict the Company’s ability to compete or to offer or sell any products or services;

9.8
Sales. not sell, lease, license, encumber or otherwise dispose of any properties or assets, except (a) sales of inventory in the ordinary course of business consistent with past practice and (b) Pre-Closing Distributions in accordance with paragraphs 7.30 and 9.23;

9.9	Liabilities.

9.9.1
not incur or permit to exist any Liabilities for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, except under the Company’s Lender Debt listed on Schedule 7.11 hereof that the Company and PEcoS may permit to exist; provided, however, that as of the Closing the amount of Lender Debt shall not exceed the principal amount of $9,001,532;

9.9.2
prior to Closing, have paid, discharged, settled or satisfied any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement), except the Liabilities at Closing (as defined in paragraph 7.11);

9.10
Employee Plans. not adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices and, except further the Company and PEcoS, respectively, shall terminate their 401(k) plans and the Recipient Contract prior to the Effective Time without the Company, PEcoS, Parent or the Surviving Company having any Liability in connection with or as a result thereof;

9.11
Company Contracts and PEcoS Contracts. except (a) with respect to the Recipient Contract, (b) their respective 401(k) Plans, (c) as otherwise expressly provided in this Agreement, and (d) in the ordinary course of business consistent with past practices, not modify, amend or terminate any Material Company Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

9.12	Accounting. except as required by U.S. GAAP, not revalue any of its assets or make any change in accounting methods, principles or practices;

9.13
Commitments. except in the ordinary course of business consistent with past practices, not incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $25,000 in any 12 month period;

9.14	Intentionally Omitted.

9.15	Litigation. not settle any litigation to which an Insider is a party or where the consideration given by the Company or PEcoS is other than monetary;

9.16
Tax. not make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

9.17	Subsidiaries. not form, establish or acquire any subsidiary;

9.18
Capital Expenditures. not make capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice, which capital expenditures will not exceed $25,000 in the aggregate;

9.19
Other Action. except for the Pre-Closing Distributions, not make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect with respect to the Company or PEcoS; provided that this shall not require PEcoS, in the operation of its business, to take any actions beyond the scope of its current operating practices after application of reasonable business judgment;

9.20
Inside Transactions. except for the Pre-Closing Distributions, not enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice;

9.21	Agreements. not agree in writing or otherwise agree, commit or resolve to take any of the actions described in paragraph 9.1 through 9.20 above;

9.22
Termination of Employees; WARN Compliance. no later than 60 days before the Closing, or as soon as the Closing Date is known if less than 60 days before the Closing, provide notice to all HRN employees leased by PEcoS of the Merger and their termination from HRN/PEcoS effective immediately prior to the Effective Time (the “Terminated Employees”). The form of notice shall be agreed upon by the Company and the Parent and shall note that the Surviving Company may retain some or all of said employees, in the sole discretion of the Surviving Company. The form of notice shall be sufficient to comply with all legal requirements arising under the Workers Adjustment and Retraining Notification Act (“WARN Act”) or any other federal, state or local law arising from any such termination/layoff of any employees pursuant to this paragraph, or any other employment decision made by the HRN/PEcoS whether such termination occurs on or before the Closing. The Company and PEcoS will pay to all Terminated Employees the wages due to them under state law prior to the Closing, whether or not the Terminated Employee is retained by the Surviving Company.

9.23
Permitted Dispositions. make no sale, transfer, dividend, spin-off or other material disposition of any of its properties or assets or surrender any of its rights with respect thereto, other than the following (each a “Permitted Disposition”): (a) sales of inventory in the ordinary course of business or (b) subject to the terms set forth below, distributions, sales, transfers, dividends, or other dispositions of those assets of the Company listed on Schedule 9.23 of the Company Disclosure Schedule (“Pre-Closing Distributions”); provided, however, it is a condition precedent to any Pre-Closing Distribution that prior to any such Pre-Closing Distribution the recipient of any such Pre-Closing Distributions has agreed in writing to, jointly and severally, (i) assume and pay, when due, any and all Liabilities that are associated with or arise in connection with or resulting from those assets that are the subject of the Pre-Closing Distributions, and (ii) to indemnify, defend and hold harmless the Company, PEcoS, the Parent, the Surviving Company and any and all of their employees, directors, officers, shareholders, agents and representatives from and against any cost, loss, damages, expenses or penalty (including attorney fees) arising as a result of or due to or in connection with such recipient’s failure to pay, when due, any and all such Liabilities, with the terms and provisions of such document being reasonably satisfactory to the Parent. Schedule 9.23 of the Company’s Disclosure Schedule shall also list the Liabilities assumed or to be assumed by each recipient of the Pre-Closing Distributions.

10. Intentionally Omitted.

11. Nomination of Director After Merger. Parent will take reasonable action to nominate and recommend for election Ferguson as a member of Parent’s Board of Directors. The Representative agrees to provide to the Parent a written description of himself which must contain the information as is required in a Proxy Statement relating to the election of directors under Schedule 14A as promulgated under the Act and Regulation S-K. Ferguson agrees that if the Company or PEcoS breaches any of the material terms of this Agreement or any of the agreements executed in connection with this Agreement and the Merger, Ferguson will no longer be entitled to be a nominee for election or to serve as a director on the Parent’s Board of Directors and, if then serving as a member of the Parent’s Board of Directors, will immediately resign such membership. The requirement contained in this paragraph may be waived prior to the Closing by a majority of the Company’s Board of Directors. Nothing contained in this paragraph shall require the Parent’s Board of Directors to breach any fiduciary duty or Legal Requirements, and if such action in accordance with this paragraph would be deemed by counsel for the Parent to constitute a breach of the Parent’s Board of Directors fiduciary duties or any Legal Requirement, then the Parent’s Board of Directors shall not be required to nominate Ferguson to the Board of Directors.

12. Company Stockholders’ Approval. The Board of Directors of the Company will promptly take all actions as is necessary and appropriate to obtain the approval by the Company Stockholders of the Merger and the transactions contemplated by this Agreement in accordance with the requirements of the Washington BCA and the Company’s Charter Documents, including, without limitation, the holding of a special meeting of the Company Stockholders. Prior to Closing, the Company will have obtained all of the votes necessary for the adoption of this Agreement and the approval of the Merger by the Company Stockholders in accordance with the Company’s Charter Documents and the Washington BCA.

13. Merger Form 8-K; Press Release. At least three days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing (“Merger Form 8-K”). Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Promptly following the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

14. Other Actions. The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

15. Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

16. Confidentiality; Access to Information. Each party agrees to maintain in confidence any information that has been identified as non-public information and received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (a) information which was known to the one party or their respective agents prior to receipt from the other party; (b) information which is or becomes generally known; (c) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (d) disclosure required by law. In the event this Agreement is terminated in accordance with the terms of this Agreement, each party (x) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (y) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

17. Access to Information. The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may request. No information or knowledge obtained by Parent in any investigation pursuant to this paragraph 17 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. For a period of three (3) years after the Closing, the Representatives, or any one of them, or a representative or agent of such Representative, shall be allowed, during normal business hours and without material interference with the Company’s performance of its business affairs, the opportunity to review those applicable records of the Company that pertain to periods prior to the Closing as reasonably requested to be reviewed, that are necessary for the defense of any litigation involving the Company Stockholder in connection with such Company Stockholder’s duties and responsibilities to the Company or tax audits in connection with transactions relating to this Merger; provided, however, that there is not a conflict between the Company and the Company Stockholder as reasonably determined by the Parent’s counsel and prior to such review each of the Representative, his agent or representative performing such review shall execute such confidentiality agreements as deemed appropriate by the Parent.

18. Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any Legal Requirements or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. In accordance with the foregoing, the parties hereto agree that Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Any language included in such Current Report may be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the transactions contemplated by this Agreement without further review or consent.

19. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:

(a)	the taking of all reasonable acts necessary to cause the conditions precedent set forth in paragraph 25 to be satisfied,

(b)	the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from any Governmental Entity and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with any Governmental Entity, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity,

(c)	the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement,

(d)
the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and

(e)	the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

20. Certain Claims. As additional consideration for the issuance of the Purchase Price pursuant to this Agreement and as provided in paragraphs 1.3.5 and 1.3.6, as a condition to Closing, each officer and director of the Company and PEcoS shall release and discharge, in writing, effective as of the Effective Time, the Company, PEcoS, the Parent and the Merger Sub from any and all Liability, obligation or responsibility under any Indemnification Agreement or indemnification arrangements between such officer, director, and the Company and PEcoS, whether evidenced by or under the Company Charter Documents, PEcoS Charter Documents or a separate agreement, the terms of such release being satisfactory to the Parent. Parent acknowledges that each current member of the Board of Directors of each of the Company and PEcoS has purchased, at such officer’s and or director’s sole cost and expense, director and officer insurance with a tail period that extends to periods following the Closing. Each member of the Company and PEcoS Board of Directors shall have resigned as a member of the Board of Directors, effective as of the Closing. Parent will take no action after the Closing to terminate such officer and director insurance, provided that the Parent or the Surviving Company has no liability in connection therewith and/or is not liable for the cost and expense of the premiums in connection with such officer and director insurance, and (ii) shall use reasonable efforts during reasonable business hours to cooperate with the insurance company providing the defense under the officer and director insurance in connection with claims made against such former board members of the Company and PEcoS relating to their activities as a board member, provided that the Parent and the Surviving Company has no conflict of interest in connection therewith and any of the Parent’s or Surviving Company’s out-of-pocket expenses in connection with such cooperation shall be reimbursed by the insurance company.

21. No Securities Transactions. The Company shall not, and shall not allow any of its Affiliates to, directly or indirectly, engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

22. Disclosure of Certain Matters. The Company will provide Parent with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in paragraphs 7 and 9 will not be satisfied, or (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company or PEcoS. The parties shall have the obligation to supplement or amend the Company Disclosure Schedules and Parent Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date.

23. Payment of Certain Taxes. If, on or prior to the Closing, it is determined that the Company or PEcoS is required to pay any taxes, penalties or interest (the “Distribution Taxes”) to any federal or state Governmental Authority relating to or as a result of or in connection with any portion of the Pre-Closing Distributions described in paragraph 9.23 (the “Related Party Tax Matters”), the amount of such Distribution Taxes shall be considered as a Liability (as defined in paragraph 7.11) of the Company. If after the Closing any Distribution Taxes are asserted against the Company, PEcoS, the Parent or the Surviving Company as a result of or in connection with any Related Party Tax matters, then that amount of the Escrow Amount equal to the amount of the Distribution Taxes, shall be transferred to Parent in accordance with the terms of the Escrow Agreement. If the amount of Distribution Taxes exceed the value of all of the Escrow Amount then held by the Escrow Agent, then the Company Stockholders shall, as set forth in the Letter of Transmittal, jointly and severally, indemnify, hold harmless and defend the Company, PEcoS, the Parent or the Merger Sub, whichever is applicable, from and against any Losses (as defined in paragraph 26.1) in connection with, was a result of, or relating to, the Distribution Taxes that Parent, the Surviving Company, the Company or PEcoS, as applicable, are required to pay to any Governmental Entity relating to or as a result of or in connection with any of the Related Party Tax Matters, plus all expenses and fees incurred by the Parent in connection therewith. The Representative may have their accountant meet with BDO Seidman, certified public accountants of Parent, to discuss any of the Related Party Tax Matters; however, it is agreed by all of the parties hereto, that the determinations made by BDO Seidman relating to the Related Party Tax Matters shall be final and binding on all of the parties hereto.

24. Governmental Reports. Between the date of this Agreement and the Closing, the Company and PEcoS shall furnish or make available to Parent any and all reports, not heretofore delivered to Parent under this Agreement or which are filed subsequent to the date of this Agreement, to any state or federal government, agency or department, including, but not limited to, the SEC, the IRS, the EPA, the FTC and the Washington DEQ.

25. Conditions to the Merger.

25.1
Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

25.1.1	Subscription Agreements. A Subscription Agreement shall have been executed by all of the Accredited Stockholders and delivered to the Parent;

25.1.2
Stock Quotation or Listing. The Parent Common Stock to be issued to Accredited Stockholders will be quoted or listed for trading on Nasdaq and the BSE, and there will be no action or proceeding pending or threatened against Parent by the NASD or the BSE to prohibit or terminate the quotation of Parent Common Stock, or the trading thereof on Nasdaq or the BSE;

25.1.3
No Injunction. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the Merger; and

25.1.4
Definitive Agreements. The execution by all appropriate parties of the Definitive Agreements and such other definitive contracts as are necessary or appropriate in connection with the transactions contemplated hereby, which agreements shall be executed at the time of execution of the Definitive Agreements and conditioned upon closing.

25.1.5	Approval. The Company Stockholders shall have approved the Merger pursuant to the requirements of the Washington BCA and the Company Charter Documents.

25.1.6
Receipt. The Parent shall have received the PEcoS Audited Financial Statements in the manner described in paragraph 7.8.1 and to which the Parent and BDO Seidman, LLP deem necessary to comply with Regulation S-X and Form 8-K.

25.1.7
Lender Approvals. The Parent’s lender, PNC Bank, shall have provided the necessary written approvals to allow the Merger on terms satisfactory to the Parent, and the Company’s and PEcoS’ lender, KeyBank, shall have provided the necessary written approvals to allow the Merger and assumption of the Lender Debt by the Surviving Company on terms satisfactory to the Parent.

25.1.8	Escrow Agreement. The Parent and the Representatives shall have mutually determined the Escrow Agent and the Escrow Agreement shall have been duly executed by all of the parties thereto.

25.1.9	Paying Agent Agreement. The Paying Agent Agreement shall have been duly executed by all of the parties thereto.

25.1.10	Articles of Merger. The Company and the Merger Sub shall execute the Articles of Merger and file such with the Washington Secretary of State in accordance with the Washington BCA.

25.1.11
No Registration Statement. No Registration Statement shall be required in connection with this Agreement, and Parent may issue the Parent Common Stock and enter into the Installment Payments pursuant to this Agreement in a transaction exempt from registration under the Securities Act and applicable Blue Sky laws.

25.2
Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company:

25.2.1
Representations and Warranties. Each representation and warranty of Parent and the Merger Sub contained in this Agreement shall be true and correct (a) as of the date of this Agreement and (b) on and as of the Closing Date with the same force and effect as if made on the Closing Date, except such inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute or could not reasonably be expected to result in, a Material Adverse Effect. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

25.2.2
Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date and the Parent Closing Certificate shall include a provision to such effect.

25.2.3
No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which could (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (c) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

25.2.4
Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

25.2.5	Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

25.2.6
Opinion of Counsel. The Company shall have received from Conner and Winters, LLP, counsel to Parent, an opinion of counsel as to the validity of the Parent Common Stock to be issued pursuant to this Merger.

25.2.7
Release. The Lender Debt shall have been paid or assumed by the Parent and/or the Surviving Company and all of the guarantees of the Lender Debt provided by the Company Stockholders shall have been released (except, if a particular Company Stockholder agrees to remain a guarantor on such Lender Debt, that particular Company Stockholder shall not be released as a guarantor).

25.2.8
Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (a) copies of resolutions and actions taken by Parent’s board of directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (b) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

25.3
Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent:

25.3.1
Representations and Warranties. Each representation and warranty of the Company and/or PEcoS contained in this Agreement shall have been true and correct (a) as of the date of this Agreement and (b) on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in, a Material Adverse Effect. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

25.3.2
Agreements and Covenants. The Company, PEcoS and the Company Stockholders shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and all such comments and agreements shall be true and correct as of the Closing, and the Company Closing Certificate shall include a provision to such effect.

25.3.3
No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which could (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Company following the Merger, and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

25.3.4
Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby.

25.3.5	Material Adverse Effect. No Material Adverse Effect with respect to the Company or PEcoS shall have occurred since September 30, 2006, except as contemplated by paragraph 9.23 of this Agreements.

25.3.6
Termination of Derivative Securities. The Company and PEcoS shall have terminated all of their outstanding options, warrants, convertible debt and other derivative securities, including, but not limited to, all outstanding Company Stock Options, Company Warrants, and Company Stock Plans, prior to the Closing, without the payment of any consideration by the Company or PEcoS and without any Liability on the part of the Company or PEcoS (collectively, the “Option Terminations”). The Option Terminations may be made contingent upon the occurrence of the Closing. Except as otherwise expressly provided in this Agreement or without the prior consent of Parent, which consent may be withheld in Parent’s absolute discretion, the Company will not issue any of its securities after the date of this Agreement and prior to the earlier of the date this Agreement is terminated and the Effective Time. At the Closing, there shall be no outstanding options, warrants or other derivative securities entitling the holders thereof to acquire shares of capital stock of the Company or PEcoS or other securities of the Company or PEcoS.

25.3.7
Title Reports. At least 30 days prior to the Closing, the Company shall have delivered to the Parent a commitment for an owner’s policy of title insurance (“Title Commitment”) for each of the parcels of land comprising the property owned by the Company or PEcoS, in which the title insurance company issuing said commitment shall agree to insure title to such real property with standard exceptions, and such other exceptions as may be acceptable to Parent to insure title to such real property, including, without limitation, easements and appurtenances thereto, showing good and marketable title in fee simple to such real property to be vested in the Company or PEcoS, free and clear of all leases, tenancies, rights or claims on occupancy by others, contracts, mortgages, liens and other evidences of indebtedness, except as approved by Parent, and except for zoning ordinances and liens for taxes not due and payable on the Closing. Parent shall notify the Company of any matters which render the title to any real property unsatisfactory to Parent. Nothing herein contained shall be deemed a waiver by Parent of any objections or exceptions to, or defects in, the title to any such real property arising after the date of such commitment and prior to the Closing.

25.3.8
Survey. Simultaneously with the delivery of each Title Commitment to Parent pursuant to paragraph 25.3.8 hereof, the Company and PEcoS shall have delivered to Parent a written survey prepared by a duly licensed surveyor reasonably satisfactory to Parent covering each of the real properties owned by the Company and PEcoS, which report shall be satisfactory to Parent and the Title Company issuing the Title Commitment. The survey shall be prepared in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Survey.

25.3.9
Good Standing Certificates. Good standing and tax certificates (or analogous documents), dated as close as practicable to the Closing, from the appropriate authorities in the Company’s and PEcoS’ jurisdiction of incorporation and in each jurisdiction in which the Company or PEcoS is qualified to do business, showing the Company or PEcoS to be in good standing and to have paid all taxes due in the applicable jurisdiction.

25.3.10
Letter from Broker. Parent and the Company shall have received a letter from Sanders Morris Harris, Inc. the agent or broker retained by the Company, in form and substance satisfactory to Parent, that neither Parent, Merger Sub, the Company nor PEcoS has any liability to Sanders Morris Harris, Inc. for commissions or fees as a result of this Agreement or the consummation of the transactions contemplated by this Agreement or otherwise.

25.3.11	Opinion of Counsel. Parent shall have received from Kirkpatrick & Lockhart Preston, Gates Ellis, LLP, counsel to the Company and PEcoS, an opinion of counsel in the form satisfactory to Parent.

25.3.12
Company Merger Expenses. All legal, accounting, professional, and other out of pocket expenses incurred by the Company and/or PEcoS in connection with or relating to the Merger and the Pre-Closing Distributions shall have been paid in full by the Company or PEcoS prior to the Closing.

25.3.13
Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (a) copies of resolutions and actions taken by the Company’s board of directors and shareholders in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, and (b) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

25.3.14
Resignations and Release of Indemnification Agreements. All of the officers and directors of the Company and PEcoS, which are listed on Schedule 25.3.14 of the Company Disclosure Schedule, shall have resigned from their positions as directors and offices of the Company and PEcoS, and all such officers and directors shall have delivered to the Parent a release and discharge of any of the Company’s and PEcoS’ obligations to indemnify such officer and director.

25.3.15
Appraisal Rights. No holders of more than 1% of the outstanding shares of any class of securities of the Company outstanding immediately before the Effective Time shall have exercised their Appraisal Rights pursuant to the Washington BCA.

25.3.16
Non-Compete. The execution and delivery to the Company of a one year non-competition, non-disclosure and non-solicitation agreement between Parent and each of Ferguson and Lampson, in form and substance reasonably satisfactory to Parent, which agreements shall be conditioned upon Closing.

25.3.17
Due Diligence. Parent shall have completed its due diligence investigation of the Company and PEcoS, the results of which shall be satisfactory to Parent in its sole discretion, including without limitation (a) the completion of Parent’s environmental due diligence investigation of the Company and PEcoS, the results of which are satisfactory to Parent in its sole discretion.

25.3.18
Governmental Approvals. Parent shall have confirmed the receipt of all required approvals from any and all Governmental Entities and third party consents in order to consummate the Merger and to which Parent shall reasonably deem necessary or advisable for the Company and PEcoS to operate their businesses after the Closing in the same manner and on the same basis as such are being conducted as of the date of the Agreement and the Closing, including, without limitation, all approvals and consents that the Parent shall reasonably deem necessary or advisable from the appropriate Governmental Entity with respect to the Company’s or PEcoS’ permits and licenses in order for the Company and PEcoS to operate their businesses in the same manner as such are being conducted as of the date of this Agreement and the Closing, with the form and provisions of all such approvals being reasonably satisfactory to the Parent.

25.3.19	No Liens. All Liens on the Company Common Stock, PEcoS Common Stock and the assets of the Company and PEcoS shall have been released and terminated.

25.3.20	Recipient Contract and 401(k) Plans. The Recipient Contract and the Company’s 401(k) Plan and PEcoS’ 401(k) Plan shall have been terminated without liability to the Company or PEcoS.

25.3.21
Legacy Waste. The accounting for all Legacy Waste in the Closing Balance Sheet shall have been mutually agreed to by the Company and the Parent, and a plan for the disposition and return to the generators of all Legacy Waste located at PEcoS’ facility and the cost to return and dispose of such Legacy Waste shall have been mutually developed by the Company, PEcoS and the Parent and shall have been agreed to by the appropriate Governmental Entity and the generators of such Legacy Waste.

25.3.22	Food Safety. The contract between FoodSafety.com and the Company shall have been terminated, without liability to the Company and on terms reasonably satisfactory to the Parent.

25.3.23
Release of Liabilities Other Than Assumed Liabilities. The Company shall have been released and discharged from any and all Liabilities to which it is or may be subject to by contract or otherwise, other than Assumed Liabilities, on terms reasonably satisfactory to Parent.

25.3.24
Inter-company Balances. All inter-company receivables/payables between the Company and Vivid Learning Systems, Inc. shall have been eliminated, without any tax consequences or Liability on the part of the Company and PEcoS.

25.3.25	Liabilities of Company and PEcoS at Closing. At the Closing, the consolidated Liabilities of the Company and PEcoS shall not exceed the Liabilities at Closing (as defined in paragraph 7.11).

25.3.26	Material Change to Parent. No material change has occurred in and to the Parent prior to the Closing.

25.3.27
Financial Assurance Obligations of PEcoS. The amount deposited or the amount of the bond or other financial assurance that has been issued by the Company or PEcoS with or to the appropriate Governmental Entity to satisfy the financial assurance obligations of PEcoS in connection with PEcoS’ and its facility’s operations, complies in all material respects with applicable Legal Requirements.

26. Indemnification. Subject to the terms and conditions of this paragraph 26, the Company Stockholders shall, jointly and severally, indemnify, defend and hold harmless Parent, Merger Sub, the Company, PEcoS and their respective officers, directors, employees, shareholders, agents, representatives, successors and permitted assigns (the “Parent Indemnitees”) from and against any and all Losses suffered or to be suffered, asserted or to be suffered or asserted against, resulting to, imposed upon, or incurred or to be incurred by any Parent Indemnity by reason of, arising out of or resulting from or in connection with:

(a)
the inaccuracy or breach of any representation, warranty or covenant of Company or PEcoS contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; or

(b)	the non-fulfillment or breach of any covenant, agreement or indemnification provision of the Company, PEcoS or the Company Stockholders contained in this Agreement; or

(c)	Related Party Tax Matters as provided in paragraph 23; or

(d)
any claims by any employee of, or individual leased under the Recipient Contract by, the Company or PEcoS, for injuries or losses suffered or to be suffered by such employee or leased individual prior to the date of Closing; or

(e)
any claim by any Governmental Entity for any liability or potential liability under any Environmental Law or public health statute or regulations as a result of, or in connection with, or arising out of any act or actions or omissions by ATG, Inc., ATG Richland Corp., ATG Nuclear Services LLC, or ATG Catalytics LLC (collectively, “ATG”), predecessor or predecessors to PEcoS or from whom PEcoS acquired its facilities in Richland, Washington, pursuant to an Order Authorizing and Approving Sale of ATG’s Richland’s Assets, dated August 6, 2003 and an Asset Purchase Agreement, dated June 4, 2003 between Robert I. Hanfling, as Chapter 11 Trustee of ATG and as authorized representative of ATG, debtors in possession and PEcoS; or

(f)	any Liabilities of the Company and PEcoS, on a consolidated basis, other than Liabilities at Closing (as defined in paragraph 7.11); or

(g)
any amounts, cost and expenses (including reasonable attorneys’ fees) paid by the Surviving Company or the Parent in connection with or resulting from or arising out of any Company Stockholder exercising any appraisal rights pursuant to paragraph 2 hereof.

26.1
Losses. As used in this paragraph 26, the term “Losses” shall include all claims, losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a Parent Indemnity may be entitled to indemnification pursuant to paragraph 26, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” (as defined in paragraph 30.2(a)) shall be deemed made or given without such qualification and without giving effect to such words. The amount of any Losses shall be computed net of any insurance benefits received in connection with such Losses.

26.2
Indemnification Procedures. The indemnification obligations and liabilities under this paragraph 26 and pursuant to paragraph 23 with respect to action, proceeding, lawsuit, investigation, demand or other claim brought against any of the Parent Indemnitees (a “Claim”) shall be subject to the following terms and conditions:

26.2.1
Notice of Claim. Parent or Indemnitee will give the Representatives prompt written notice after receiving written notice of any Claim or discovering the liability, obligation or facts giving rise to such Claim (a “Notice of Claim”) which Notice of Claim shall set forth (a) a description of the nature of the Claim and (b) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith).

26.2.2
Defense. The Representatives shall have the right to participate in the defense of a Claim at their expense. The Representatives shall have the right, at their option (subject to the limitations set forth in paragraph 26.2.3 below), by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representatives are permitted and elect to assume the defense of a Claim: (a) the Representatives shall diligently and in good faith defend such Claim and shall keep Parent Indemnitees reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent Indemnitees shall have the right to approve the settlement; and (b) Parent Indemnity shall cooperate fully in all respects with the Representatives in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent Indemnity shall make available to the Representatives all pertinent information and documents under its control.

26.2.3
Limitations of Right to Assume Defense. The Representatives shall not be entitled to assume control of such defense if (a) the Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (b) the Claim seeks an injunction or equitable relief against any of the Parent Indemnitees; (c) there is a reasonable probability that a Claim may materially and adversely affect Parent Indemnity other than as a result of money damages or other money payments; or (d) if counsel for the Parent concludes in good faith that there is a conflict of interest between the Parent Indemnities, or any one of them, and the Representatives, or any one of them, in connection with the matter that the Representatives desire to assume control of the defense.

26.2.4
Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Claim by Parent and shall not affect the duties or obligations under this paragraph 26. So long as the Representatives are defending any such action actively and in good faith, the Parent Indemnitees shall not settle such action without the consent of the Representatives, which consent shall not be unreasonably withheld. The Parent Indemnitees shall make available to the Representatives, or any one of them, all relevant records and other relevant materials required by them and in the possession or under the control of the Parent Indemnitees, for the use of the Representatives and their representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

26.2.5
Failure to Defend. If the Representatives, promptly after receiving a Notice of Claim, fails to defend such Claim actively and in good faith, the Parent Indemnitees will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Claim as it may determine in its reasonable discretion at the sole cost and expense of the Company Stockholders subject to the limitations of paragraph 26.3.2.

26.2.6
Parent’s Rights. Anything in this paragraph 26 to the contrary notwithstanding, the Representatives shall not, without the written consent of the Parent Indemnitees, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Parent Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by the Parent Indemnitees.

26.2.7	Representative Consent. Unless the Representatives, or any one of them, have consented to a settlement of a Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement

26.3	Limitations on Indemnification.

26.3.1
Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company, PEcoS or the Company Stockholders to Parent and/or Merger Sub in connection with this Agreement shall survive the Closing. Any Claim made by a party hereunder shall be preserved despite the subsequent expiration of the Escrow Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence or as set forth in paragraph 26.3.2, no claim for indemnification under this paragraph 26 shall be brought after the end of the Escrow Period.

26.3.2
Aggregate Amount Limitation. The Parent Indemnities shall not be entitled to assert any claims for indemnification under this paragraph 26 unless the aggregate of all Losses suffered or incurred or to be suffered or incurred by any of the Parent Indemnities exceeds $50,000. Except as set forth in this paragraph 26.3.2, the aggregate liability for Losses pursuant to this paragraph 26 shall not exceed, and the source of funds for payment of any Losses, shall be the Escrow Amount, and the Parent Indemnitees shall have no claim under this paragraph 26 other than for and against the Escrow Amount (and any proceeds or distributions with respect to the Escrow Amount); except, notwithstanding any other term of this Agreement, any Claim for Losses relating to (i) Liabilities of the Company or PEcoS for Taxes, the misrepresentation or inaccuracies with respect to the capitalization of the Company or PEcoS, or for willful or reckless misrepresentation of any representation, warranty or covenant by the Company, PEcoS, or the Company Stockholders (such Claim being an “Other Claim”) will survive the Closing and a Claim for indemnification under this paragraph 26 for or relating to such Other Claim may be brought and asserted at any time during the applicable statute of limitation of such Other Claim and the amount of such indemnification for such “Other Claim” shall not be limited to the Escrow Amount, but will include the Escrow Amount, and (ii) any Claim by any employee of, or individual leased under the Recipient Contract by, the Company or PEcoS, or any representative of such employee or leased individual, for injuries or losses suffered or to be suffered by any such employee or leased individual, in connection with or arising out of or resulting from an accident or incident during 2006 involving, directly or indirectly, in whole or in part, americium occurring while working at the PEcoS facility (hereafter referred to as the “Americium Incident”) will survive the Closing and any such Claim for indemnification under this paragraph 26 relating to or in connection with or arising out of the Americium Incident may be brought and asserted by any of the Parent Indemnitees at any time and from time to time during the period beginning the Effective Time and ending September 30, 2011, with the source of funds for payment of any Claim for Losses relating to or in connection with the Americium Incident to be paid from, and shall reduce, any amounts due by the Parent as or for an Earn-Out Amount, or any remaining balance due as the Earn-Out Amount, under paragraph 1.5.3, less any amount of such Claim or Claims involving the Americium Incident that is paid by the Surviving Company’s or PEcoS’ general liability insurance carrier in effect at the time of such incident; except, notwithstanding the above, the first $1.0 million of such Earn-Out Amount shall be retained and placed by the Parent in the escrow account pursuant to paragraphs 1.5.3.1 and 4.1 and paid by the Escrow Agent pursuant to the terms of paragraph 4.1 and the Escrow Agreement. Any Claim relating to an Other Claim or the Americium Incident made on or prior to the expiration of the applicable statute of limitations period as to Other Claim or on or prior to September 30, 2011 as to the Americium Incident which may be contested by the Representatives pursuant to the terms of this paragraph 26 shall be preserved despite the subsequent expiration of such period and shall survive until such final resolution of such Claim.

27. Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written agreement of Parent and the Company at any time;

(b)
by either Parent or the Company if the Merger shall not have been consummated by June 30, 2007 for any reason; provided, however, that the right to terminate this Agreement under this paragraph 27(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)
by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)
by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case which resulted or could result in a Material Adverse Effect of the Parent, on a consolidated basis, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this paragraph 27(d) for 30 days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph 27(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such 30-day period);

(e)
by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company and/or PEcoS set forth in this Agreement, or if any representation or warranty of the Company and/or PEcoS shall have become untrue, in either case such resulted or could result in a Material Adverse Effect on the Company or PEcoS provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this paragraph 27(e) for 30 days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph 27(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such 30-day period); or

(f)
by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the Company Stockholders by an affirmative vote of the holders of at least two-thirds of the votes entitled to be cast at the Company’s Special Meeting of the Company Stockholders (“Required Company Stockholder Approval”).

27.1
Notice of Termination; Effect of Termination. Any termination of this Agreement under paragraph 27 above will be effective immediately upon (or, if the termination is pursuant to paragraph 27(d) or paragraph 27(e) and the proviso therein is applicable, 30 days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in paragraph 27, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (a) paragraphs 15 and 28 shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any breach of this Agreement.

27.2
Fees and Expenses. All legal, accounting, broker, investment broker, and consulting fees and expenses incurred in connection with this Agreement, the Merger and the Pre-Closing Distributions contemplated hereby shall be paid by the party incurring such expenses, subject to the terms of this Agreement.

28.	Exclusive Dealing.

28.1
Until the Closing or termination of this Agreement, whichever occurs first, the Company, PEcoS, the Representative and/or Lampson shall not, directly or indirectly, through any director, officer, employee, stockholder, accountant, attorney, broker, banker or other agent or representative, or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Company Common Stock or the Company’s assets or business, or the stock, assets or business of PEcoS, in whole or in part, whether, directly or indirectly, through purchase, merger, consolidation, other business combination or otherwise (other than sales of inventory in the ordinary course), or to cooperate with, or furnish or cause to be furnished any non-public information relating to the financial condition, results of operations, business, properties, assets or liabilities of the Company or PEcoS to any person, party or entity in connection with or relating to any such sale or disposition, except to Parent, the Merger Sub or their agents or representatives as provided in this Agreement.

28.2
Notwithstanding any other term hereof, except as otherwise provided in this paragraph 28.2, this Agreement may be terminated by the Company prior to obtaining the Required Company Stockholder Approval, in order to enter a definitive written acquisition agreement providing for a Superior Offer (as defined below) immediately following the termination of this Agreement, if the Board of Directors of the Company in response to such Superior Offer determines in good faith after consultation with its outside counsel and outside financial advisor, that its fiduciary obligations require it to terminate this Agreement pursuant to the Legal Requirements under Washington law; provided, that (i) the Company has notified the Parent in writing that it has received a Superior Offer and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Offer (such notice to include a description in reasonable detail of the material terms of such Superior Offer) and (ii) Parent shall not have made, within ten (10) business days of receipt of such notice, a written offer that causes the Board of Directors of the Company to no longer be able to determine in good faith, after consultation with its outside financial advisor and its outside legal counsel, that such Superior Offer remains a Superior Offer. A “Superior Offer” shall mean a binding offer to acquire all of the outstanding capital stock of the Company or all or substantially all of the assets of the Company on terms that the Board of Directors of the Company determines, in good faith, after consultation with its outside legal counsel and its outside financial advisor, that if consummated, is more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement) and will be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer. In the event of such termination of this Agreement, this Agreement shall be of no further force or effect, except (a) as set forth in this paragraph 28.2 and paragraph 15, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations all survive termination of this Agreement. In the event of a termination of this Agreement by the Company pursuant to this paragraph, notwithstanding anything herein to the contrary, the Company shall pay Parent a termination fee of $1,250,000 (the “Termination Fee”) at the time of such termination, and such termination shall not be effective until Termination Fee has been paid in full to the Parent by the Company.

29. Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the applicable paragraph number in which definition of each such term is located:

Term	Paragraph
Accountant’s Earn-Out Amount	1.5.3.5
Accredited Investor	1.4.3.1
Accredited Stockholder/Accredited Stockholders	1.4.3.2
Acquired Parent Common Stock	1.5(ii)(d)(8)
Additional Merger Expenses	1.5.4
Adjusted January 31, 2007 Balance Sheet	1.5.4
Affiliate	30.2(f)
Agreement	Preamble
Americium Incident	26.3.2
Amount of Purchase Price Payable to Accredited Stockholders	1.5(ii)
Amount of Purchase Price Payable to Unaccredited Stockholders	1.5(i)
Approvals	7.1.1
Articles of Merger	Recitals
Assets of the Company at Closing	1.1
Assumed Liabilities	1.1
ATG	26(e)
Audit Firm	1.5.3.2
Blue Sky Laws	8.4
Broker	7.21
Broker’s Fee	7.21
BSE	8.10
Budgeted Amount of Revenues of the Parent’s Nuclear Business	1.5.3.1
Claim	26.2
Closing	3
Closing Balance Sheet	1.5.4
Closing Date	3
Company	Preamble
Company at Closing	1.1
Company Charter Documents	7.1.1
Company Closing Certificate	25.3.1
Company Common Stock	1.4.2

Term	Paragraph
Company Contracts	7.24(a)
Company Corporate Records	7.1.3
Company Disclosure Schedule	7
Company or PEcoS Products	7.23.2
Company Preferred Stock	7.3.1
Company Stock Options	7.3.3
Company Stockholder/Company Stockholders	1.5
Company Warrants	7.3.3
Constituent Companies	Recitals
Copyrights	7.23.2
Disclosure Schedules	22
Dissenter	2
Distribution Taxes	23
DSSI	1.5.3.1
Earn-Out Amount	1.5(iii)
Earn-Out Dispute Deadline	1.5.3.2
Earn-Out Dispute Notice	1.5.3.2
Earn-Out Period	1.5.3.1
Earn-Out Statement	1.5.3.2
Effective Time	1
Environmental Law	7.20.1
Escrow Agent	4.1
Escrow Agreement	4.1
Escrow Amount	4.1
Escrow Period	4.1
Excess Revenues	1.5.3.1
Exchange Act	7.6
Ferguson	4.1.1
Fiscal Year	1.5.3.1
Form 10-K	7.29.1
GAAP	7.8.1
Governmental Action/Filing	7.26
Governmental Entity	7.14
Hazardous Substance	7.20.2
HRN	7.15
Independent Accountant	1.5.3.5
Insider	7.24(b)
Insurance Policies	7.25
Installment Payments	1.5(ii)(b)
Intellectual Property	7.23.2
January 31, 2007 Combined Net Assets	1.5.4
Knowledge	30.2(d)
Lampson	4.1.1
Legal Requirements	30.2(b)
Lender Debt	7.11

Term	Paragraph
Letter of Transmittal	1.5(ii)(c)
Liabilities	7.11
Liabilities at Closing	7.11
Lien	30.2(e)
Losses	26.1
M&EC	1.5.3.1
Material Adverse Effect	30.2(a)
Material Company Contracts	7.24(b)
Merger	Recitals
Merger Form 8-K	13
Merger Sub	Preamble
Merger Sub Common Stock	Recitals
NASD	8.10
Net Assets	1.5.4
Notice of Claim	26.2.1
Option Terminations	25.3.6
Other Claim	26.3.2
Parent	Preamble
Parent Closing Certificate	25.2.1
Parent Common Stock	1.5(ii)(c)
Parent Financial Statements	7.29
Parent Indemnity/Indemnitees	26
Parent Preferred Stock	8.3
Parent SEC Filings	7.29
Parent Stock Options	8.3
Parent Warrants	8.3
Parent’s Nuclear Business	1.5.3.1
Patents	7.23.2
Paying Agent	1.5.1
Paying Agent Agreement	1.5.6
PEcoS	Preamble
PEcoS Audited Financial Statements	7.8.1
PEcoS Charter Documents	7.1.1
PEcoS Common Stock	7.3.2
PEcoS Corporate Records	7.1.3
PEcoS Intellectual Property	7.23.2
Permitted Disposition	9.23
Person	30.2(c)
Personal Property	7.18.2
PFF	1.5.3.1
Plans	7.15
Pre-Closing Distributions	9.23
Press Release	13
Purchase Price	1.5
RCRA	7.20.1

Term	Paragraph
Recipient Contract	7.15
Related Party Tax Matters	23
Representative/Representatives	4.1.1
Required Company Stockholder Approval	27(f)
Returns	7.19(a)
Revenues	1.5.3.1
SEC	7.29
Securities Act	1.4.3.1
Shareholder Debt	7.27
Subscription Agreement	1.5(ii)(d)
Subsidiary	7.2
Superior Offer	28.2
Surviving Company	1
Tax/Taxes	7.19
Terminated Employees	9.22
Termination Fee	28.2
Title Commitment	25.3.7
Total Number of Shares of Parent Common Stock Issuable to Accredited Stockholders	1.5(ii)(c)
Trademarks	7.23.2
Unaccredited Stockholder/Unaccredited Stockholders	1.4.3.1
WARN Act	9.22
Washington BCA	Recitals

30. General Provisions.

30.1
Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Parent, to:
Dr. Louis F. Centofanti, President
Perma-Fix Environmental Services, Inc.
8302 Dunwoody Place, #250
Atlanta, Georgia 30350
Facsimile: (770) 587-9937

With a copy to:
Irwin H. Steinhorn, Esq.
Conner & Winters, LLP
1700 One Leadership Square
211 North Robinson
Oklahoma City, Oklahoma 73102
Facsimile: (405) 232-2695

If to the Company or PEcoS, to:
Mr. Robert L. Ferguson
Nuvotec usa, Inc.
121 Fairwood Court
Richland, Washington 99352
Facsimile: (509) 943-5528

With a copy to:
A. Scott Greenburg
Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
Facsimile: (206) 370-6075

30.2
Reference to Exhibits; Schedules. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement:

(a)
the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, or (iii) any SEC rulemaking requiring enhanced disclosures of a merger transaction;

(b)
the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Material Company Contracts or Parent Contracts;

(c)
the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d)
the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e)
the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f)
the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g)	all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

30.3
Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

30.4
Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Letter of Intent between Parent and the Company dated October 6, 2006 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

30.5
Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

30.6
Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

30.7
Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Washington, with respect to the resolution of any disputes arising under this Agreement and the enforcement of the provisions hereof.

30.8
Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

30.9
Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

30.10	Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

30.11
Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

NUVOTEC usa, INC.,
a Washington corporation

By:  /s/ Robert L. Ferguson

Name: Robert L. Ferguson
Title: Chairman & Chief Executive Officer

By:  /s/ William N. Lampson

Name: William N. Lampson
Title: Vice Chairman

(the “Company”)

PACIFIC ECOSOLUTIONS, INC.,
a Washington corporation

By:  /s/ Robert L. Ferguson

Name: Robert L. Ferguson
Title: Chairman & Chief Executive Officer

By:  /s/ William N. Lampson

Name: William N. Lampson
Title: Vice Chairman

(“PEcoS”)

PERMA-FIX ENVIRONMENTAL SERVICES, INC.,
a Delaware corporation

By:  /s/ Dr. Louis F. Centofanti

Name:  Dr. Louis F. Centofanti
Title:  Chief Executive Officer

(“Parent”)

PESI TRANSITORY, INC., a Washington corporation

By:  /s/ Dr. Louis F. Centofanti

Name:  Dr. Louis F. Centofanti
Title:  Chief Executive Officer

(“Merger Sub”)